UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

PAYCOM SOFTWARE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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7501 W. Memorial Road

Oklahoma City, Oklahoma 73142

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of Paycom Software, Inc. (the “Company”) to be held on May 5, 2015 at Gaillardia, Salon C, 5300 Gaillardia Boulevard, Oklahoma City, Oklahoma 73142 at 11:00 a.m. local time.

        Enclosed are the notice of meeting of stockholders and proxy statement, which describe the business that will be acted upon at the meeting, as well as our 2014 Annual Report, which includes our audited financial statements.

        Your vote is important. The Board of Directors appreciates and encourages stockholder participation in the Company’s affairs. Whether or not you can attend the meeting, please read the enclosed proxy statement carefully, and then vote your shares by Internet, by telephone or by completing, signing, dating and returning the enclosed proxy card promptly in the envelope provided, so that your shares will be represented at the meeting.

        On behalf of the Board of Directors, thank you for your cooperation and support.

Sincerely,

Robert Minicucci
Chairman of the Board of Directors

PAYCOM SOFTWARE, INC.

7501 W. Memorial Road

Oklahoma City, Oklahoma 73142

(405) 722-6900

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 5, 2015

        NOTICE IS HEREBY GIVEN that the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) of Paycom Software, Inc., a Delaware corporation (the “Company”), will be held on May 5, 2015 at 11:00 a.m. local time, at Gaillardia, Salon C, 5300 Gaillardia Boulevard, Oklahoma City, Oklahoma 73142 for the following purposes:

(1)	to elect two Class II directors to serve until the date of the 2018 annual meeting of stockholders and until their successors have been duly elected and qualified, or their earlier death, resignation or removal;

(2)	to approve the Paycom Software, Inc. Employee Stock Purchase Plan;

(3)	to approve the Paycom Software, Inc. Annual Incentive Plan;

(4)	to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2015; and

(5)	to transact any other business that may properly come before the Annual Meeting.

        Stockholders are referred to the proxy statement accompanying this notice for more detailed information with respect to the matters to be considered at the Annual Meeting. After careful consideration, our Board of Directors has determined that each proposal listed above is in the best interests of the Company and its stockholders and has approved each proposal. Our Board of Directors recommends that you vote “FOR” each proposal at the Annual Meeting.

        The Board of Directors has fixed the close of business on Tuesday, March 17, 2015 as the record date (the “Record Date”) for the Annual Meeting. Only holders of record as of the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting or at any postponement(s) or adjournment(s) thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the principal executive offices of the Company during regular business hours for the 10 calendar days prior to the Annual Meeting. The list will also be available during the Annual Meeting for inspection by stockholders.

        YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares by Internet, telephone or mail.

By Order of the Board of Directors,

Chad Richison
President, Chief Executive Officer and Director

Oklahoma City, Oklahoma

March 30, 2015

i

ii

7501 W. Memorial Road

Oklahoma City, Oklahoma 73142

PROXY STATEMENT

FOR

THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 5, 2015

Unless the context otherwise requires, references in this proxy statement to “Paycom,” “we,” “us,” “our” and the “Company” are to Paycom Software, Inc., a Delaware corporation, and its consolidated subsidiaries. Unless the context otherwise requires, references to “stockholders” are to the holders of shares of our common stock and restricted stock, par value $0.01 per share (“Common Stock”).

The accompanying proxy is solicited by the Board of Directors on behalf of Paycom Software, Inc., a Delaware corporation, to be voted at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held on May 5, 2015, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the “Notice”) and at any adjournment(s) or postponement(s) of the Annual Meeting. This proxy statement and accompanying form of proxy are dated March 30, 2015 and are expected to be first sent or given to stockholders on or about April 3, 2015.

The principal executive offices of the Company are located at, and the mailing address of the Company is, 7501 W. Memorial Road, Oklahoma City, Oklahoma 73142.

ABOUT THE ANNUAL MEETING

What is a proxy?

A proxy is another person that you legally designate to vote your stock. If you designate someone as your proxy in a written document, that document is also called a “proxy” or a “proxy card.”

What is a proxy statement?

A proxy statement is a document that we are required to give you under certain regulations of the Securities and Exchange Commission (the “SEC”) in connection with the Annual Meeting.

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders will act upon the matters outlined in the Notice, including the following:

(1)	the election of two Class II directors to serve until the date of the 2018 annual meeting of stockholders and until their successors have been duly elected and qualified, or their earlier death, resignation or removal;

(2)	the approval of the Paycom Software, Inc. Employee Stock Purchase Plan (the “ESPP”);

(3)	the approval of the Paycom Software, Inc. Annual Incentive Plan (the “Incentive Plan”);

(4)	the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2015; and

(5)	such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

What is “householding” and how does it affect me?

With respect to eligible stockholders who share a single address, we are sending only one proxy statement to that address unless we received instructions to the contrary from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder of record residing at such address wishes to receive a separate proxy statement in the future, he or she may contact Paycom Software, Inc., 7501 W. Memorial Road, Oklahoma City, Oklahoma 73142, Attn: Investor Relations or by calling (855) 603-1620. Eligible stockholders of record receiving multiple copies of our proxy statement can request householding by contacting us in the same manner. Stockholders who own shares through a bank, broker or other nominee can request householding by contacting the nominee.

We hereby undertake to deliver promptly, upon written or oral request, a copy of the proxy statement to a stockholder at a shared address to which a single copy of the document was delivered. Requests should be directed to Investor Relations at the address or phone number set forth above.

SEC rules permit companies to send you a notice that proxy information is available on the Internet, instead of mailing you a complete set of materials. In the future, we may choose to distribute proxy information in this manner.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. Similarly, if you are a stockholder of record and hold shares in a brokerage account, you will receive a proxy card for shares held in your name and a voting instruction card for shares held in “street name.” Please complete, sign, date and return each proxy card and voting instruction card that you receive to ensure that all your shares are voted.

What is the record date and what does it mean?

The record date to determine the stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on March 17, 2015 (the “Record Date”). The Record Date is established by the Board of Directors as required by Delaware law. On the Record Date, 58,370,980 shares of Common Stock were issued and outstanding.

Who is entitled to vote at the Annual Meeting?

Subject to the limitations set forth below, holders of Common Stock at the close of business on the Record Date are entitled to vote at the Annual Meeting.

What are the voting rights of the stockholders?

Each holder of Common Stock is entitled to one vote per share of Common Stock on all matters to be acted upon at the Annual Meeting. The Company’s certificate of incorporation prohibits cumulative voting in the election of directors.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business. If a quorum is not present or represented at the Annual Meeting, the chairman of the Annual Meeting or a majority in voting interest of the stockholders present in person or represented by proxy at the Annual Meeting may adjourn the meeting, without notice other than announcement at the Annual Meeting, until a quorum is present or represented.

Have any stockholders already agreed to vote for any of the proposals?

We are a party to an Amended and Restated Stockholders Agreement (the “Stockholders Agreement”) with Chad Richison, Shannon Rowe, William X. Kerber, III, Jeffrey D. York, Robert J. Levenson and the Estate of Richard Aiello and certain of their affiliates or related entities, Welsh, Carson, Anderson & Stowe X, L.P. (“WCAS X”), WCAS Capital Partners IV, L.P. (“WCAS Capital IV”), WCAS Management Corporation (together with WCAS X, WCAS Capital IV and certain of their affiliated funds, the “WCAS Funds” or “Welsh, Carson, Anderson & Stowe”), Robert Minicucci, Sanjay Swani and an affiliated entity and other managing members of the general partners of WCAS X and WCAS Capital IV (such persons, together with the Company, WCAS X, WCAS Capital IV, WCAS Management Corporation, Chad Richison, Shannon Rowe, William X. Kerber, III, Jeffrey D. York, Robert J. Levenson and the Estate of Richard Aiello and certain of their affiliates or related entities, the “Stockholders Agreement Parties”).

Pursuant to the Stockholders Agreement, each of the Stockholders Agreement Parties has agreed to vote their shares of Common Stock to (i) cause the authorized number of directors to be established at seven and (ii) elect or cause to be elected to the Board of Directors certain representatives designated by the holders of a majority of the shares of Common Stock held by either (i) WCAS X and any of its affiliates, (ii) WCAS Capital IV and any of its affiliates or (iii) Chad Richison, Shannon Rowe, William X. Kerber, III, Jeffrey D. York, Robert J. Levenson and the Estate of Richard Aiello and certain of their affiliates or related entities. In addition, under the Stockholders Agreement, each of the Stockholders Agreement Parties has appointed WCAS X Associates, LLC (“X Associates”) as such person’s true and lawful proxy and attorney-in-fact and granted an irrevocable proxy to X Associates to vote such person’s shares at any annual or special meeting of stockholders or to take any action by written consent in lieu of such meeting for the election or removal of directors and to take other related matters expressly covered by the Stockholders Agreement. X Associates may exercise the irrevocable proxy granted to it under the Stockholders Agreement in the event that a Stockholders Agreement Party fails to vote in accordance with the terms of the Stockholders Agreement.

Pursuant to the Stockholders Agreement, each of the Stockholders Agreement Parties is required to vote their shares of Common Stock to elect Robert J. Levenson at the Annual Meeting because he has been designated for election to our Board of Directors by WCAS X. Accordingly, Mr. Levenson, who has been nominated by the Board of Directors for re-election as a Class II director at the Annual Meeting is assured to be re-elected to the Board of Directors.

Why am I being asked to approve the ESPP?

The Board of Directors believes that the ESPP will advance the interests of the Company and its stockholders by providing its employees with an opportunity to purchase shares of Common Stock through payroll deductions, and that the ESPP will be helpful in attracting, retaining and rewarding valued employees. The ESPP offers employees an opportunity to acquire an ownership interest in the Company and in our future success. The ESPP is designed to qualify as an employee stock purchase plan under Section 423 the Internal Revenue Code of 1986, as amended (the “Code”). Stockholder approval of the ESPP is required in order to comply with the requirements of Section 423 of the Code. A copy of the ESPP is attached as Appendix A.

Why am I being asked to approve the Incentive Plan?

The Incentive Plan is designed to permit us to grant awards that qualify as “performance-based compensation” for purposes of satisfying the requirements of Section 162(m) of the Code, which limits our ability to deduct compensation in excess of $1 million per year paid to “covered employees” from our U.S. federal corporate income taxes, unless the compensation qualifies as “performance-based” compensation. Compensation cannot qualify as “performance-based” compensation unless the plan under which it is paid is approved by stockholders. The deduction limit under Section 162(m) of the Code does not apply for certain compensation paid during any period during which our securities were not publicly-traded and during a transition period following our initial public offering. In order for us to have flexibility to pay “performance-based compensation” that meets the requirements for deductibility under Section 162(m) of the Code, we need to obtain stockholder approval of the Incentive Plan at the Annual Meeting. A copy of the Incentive Plan is attached as Appendix B.

What is the difference between a stockholder of record and a “street name” holder?

If your shares are registered directly in your name with American Stock Transfer & Trust Company, LLC (“AST”), the Company’s transfer agent, you are considered the stockholder of record with respect to those shares. The proxy statement and proxy card have been sent directly to you by the Company.

If your shares are held in a stock brokerage account or by a bank or other nominee, the broker or other nominee is considered the record holder of those shares. You are considered the beneficial owner of these shares, and your shares are held in “street name.” The proxy statement and proxy card have been forwarded to you by your broker, bank or other nominee. As the beneficial owner, you have the right to direct your nominee regarding how to vote your shares by using the voting instructions such nominee included in the mailing or by following its instructions for voting.

What is a broker non-vote?

A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Your broker has discretionary authority to vote your shares with respect to the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm (Proposal 4). In the absence of specific instructions from you, your broker does not have discretionary authority to vote your shares with respect to the election of two Class II directors to our Board of Directors (Proposal 1), approval of the ESPP (Proposal 2) or approval of the Incentive Plan (Proposal 3).

How do I vote my shares?

If you are a record holder, you may vote your shares of Common Stock at the Annual Meeting in person or by proxy. To vote in person, you must attend the Annual Meeting and obtain and submit a ballot. The ballot will be provided at the Annual Meeting. To vote by proxy, you must complete, sign, date and promptly return the enclosed proxy card in the postage-paid envelope.

The proxy card is fairly simple to complete, with specific instructions on the card. By completing and submitting it, you will direct the designated persons (known as “proxies”) to vote your shares of Common Stock at the Annual Meeting in accordance with your instructions. The Board of Directors has appointed Chad Richison and Craig Boelte to serve as the proxies for the Annual Meeting.

Your proxy card will be valid only if you sign, date and return it prior to the Annual Meeting. If you complete the entire proxy card except one or more of the voting instructions, then the designated proxies will vote your shares “FOR” each proposal as to which you do not provide any voting instructions. We do not anticipate that any other matters will come before the Annual Meeting, but if any other matters properly come before the Annual Meeting, then the designated proxies will vote your shares in accordance with applicable law and their judgment.

If you hold your shares in “street name,” your broker, bank or other nominee should provide you with a request for voting instructions along with the Company’s proxy materials. By completing the voting instruction card, you may direct your nominee how to vote your shares. If you complete the voting instruction card except for one or more of the proposals, then your nominee may be unable to vote your shares with respect to the proposals as to which you provide no voting instructions. Alternatively, if you want to vote your shares in person at the Annual Meeting, you must contact your nominee directly in order to obtain a proxy issued to you by your nominee holder. Note that a broker letter that identifies you as a stockholder is not the same as a nominee issued proxy. If you fail to bring a nominee-issued proxy to the Annual Meeting, you will not be able to vote your nominee-held shares in person at the Annual Meeting.

Who counts the votes?

All votes will be tabulated by Mediant Communications, Inc., the inspector of election appointed for the Annual Meeting. Votes for each proposal will be tabulated separately.

Can I vote my shares in person at the Annual Meeting?

Yes. If you are a stockholder of record, you may vote your shares at the Annual Meeting by completing a ballot at the Annual Meeting.

If you hold your shares in “street name,” you may vote your shares in person only if you obtain a proxy issued by your broker, bank or other nominee giving you the right to vote the shares.

Even if you plan to attend the Annual Meeting, we recommend that you also return your proxy card or voting instructions as described above so that your votes will be counted if you later decide not to attend the Annual Meeting or are unable to attend.

What are my choices when voting?

In the election of directors, you may vote for each of the director nominees or may withhold your vote as to each of the director nominees. With respect to each of the other proposals, you may vote for the proposal, against the proposal, or abstain from voting on the proposal.

What are the Board of Directors’ recommendations on how I should vote my shares?

The Board of Directors recommends that you vote your shares as follows:

Proposal 1 – FOR the election of each of our Class II director nominees.

Proposal 2 – FOR the approval of the ESPP.

Proposal 3 – FOR the approval of the Incentive Plan.

Proposal 4 – FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2015.

What if I do not specify how I want my shares voted?

If you are a record holder who returns a signed proxy card that does not specify how you want to vote your shares on one or more proposals, the proxies will vote your shares for each proposal as to which you did not provide any voting instructions, and such shares will be voted in the following manner:

Proposal 1 – FOR the election of each of our Class II director nominees.

Proposal 2 – FOR the approval of the ESPP.

Proposal 3 – FOR the approval of the Incentive Plan.

Proposal 4 – FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2015.

If you are a “street name” holder and do not provide voting instructions on one or more proposals, your broker, bank or other nominee will be unable to vote your shares on these proposals, except that the nominee will have discretion to vote on the ratification of the appointment of Grant Thornton LLP (Proposal 4). See “What is a broker non-vote?”

Can I change my vote?

Yes. If you are a record holder, you may revoke your proxy at any time by any of the following means:

•	Attend the Annual Meeting and vote in person. Your attendance at the Annual Meeting will not by itself revoke a proxy. You must vote your shares by ballot at the Annual Meeting to revoke your proxy.

•	Complete and submit a new valid proxy bearing a later date prior to the Annual Meeting.

•	Give written notice of revocation to the Company addressed to Lauren Toppins, Corporate Attorney, at the Company’s address above, which notice must be received before 12:00 p.m. local time on May 4, 2015.

If you are a “street name” holder, your broker, bank or other nominee should provide instructions explaining how you may change or revoke your voting instructions.

What percentage of the vote is required to approve each proposal?

Assuming the presence of a quorum, the affirmative vote of the holders of a plurality of the shares of Common Stock voting at the Annual Meeting is required for the election of the Class II director nominees (i.e., the two director nominees who receive the most votes from the holders of the shares of our Common Stock for their election will be elected as Class II directors) (Proposal 1).

Approval of the ESPP (Proposal 2) and the Incentive Plan (Proposal 3) and the ratification of the appointment of Grant Thornton LLP (Proposal 4) will each require the affirmative vote of the majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on such proposal.

How are abstentions and broker non-votes treated?

Abstentions are included in the number of shares present at the Annual Meeting for purposes of determining a quorum. An abstention will have no effect on the election of directors (Proposal 1), but will have the same effect as a vote cast against approval of the ESPP (Proposal 2), against approval of the Incentive Plan (Proposal 3) and against the ratification of the appointment of Grant Thornton LLP (Proposal 4).

Broker non-votes are included in the number of shares present at the Annual Meeting for purposes of determining a quorum.

If you hold your shares in “street name” and you do not instruct your broker, bank or other nominee how to vote your shares, no votes will be cast on your behalf with respect to the election of two Class II directors (Proposal 1), approval of the ESPP (Proposal 2) or approval of the Incentive Plan (Proposal 3). Your broker, bank or other nominee will, however, continue to have discretion to vote your shares with respect to the ratification of the appointment of Grant Thornton LLP (Proposal 4) if you do not provide voting instructions on such proposal.

Do I have any dissenters’ or appraisal rights with respect to any of the matters to be voted on at the Annual Meeting?

No. Delaware law does not provide stockholders any dissenters’ or appraisal rights with respect to the matters to be voted on at the Annual Meeting.

What are the solicitation expenses and who pays the cost of this proxy solicitation?

Our Board of Directors is asking for your proxy and we will pay all of the costs of asking for stockholder proxies. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of Common Stock and collecting voting instructions. We may use officers and employees of the Company to ask for proxies, as described below.

Is this proxy statement the only way that proxies are being solicited?

No. In addition to the solicitation of proxies by use of the mail, officers and employees of the Company may solicit the return of proxies by telephone, e-mail or through personal contact. These officers and employees will not be additionally compensated but will be reimbursed for out-of-pocket expenses. Brokerage houses and other custodians, nominees and fiduciaries, in connection with shares of the Common Stock registered in their names, will be requested to forward solicitation material to the beneficial owners of shares of Common Stock.

Are there any other matters to be acted upon at the Annual Meeting?

Management does not intend to present any business at the Annual Meeting for a vote other than the matters set forth in the Notice and has no information that others will do so. If other matters requiring a vote of the stockholders properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with applicable law and their judgment on such matters.

Where can I find voting results?

The Company expects to publish the voting results in a Current Report on Form 8-K, which it expects to file with the SEC within four business days following the Annual Meeting.

Who can help answer my questions?

The information provided above in this “Question and Answer” format is for your convenience only and is merely a summary of the information contained in this proxy statement. We urge you to carefully read this entire proxy statement, including the attached appendices and the documents we refer to in this proxy statement. If you have any questions, or need additional material, please feel free to contact Investor Relations at (855) 603-1620 or investors@paycom.com.

PROPOSAL 1: ELECTION OF DIRECTORS

Pursuant to our amended and restated certificate of incorporation and bylaws, our Board of Directors is divided into three classes, with the members of the classes serving three-year terms that expire in successive years. The terms of office of the current members of our Board of Directors are divided as follows:

•	the term of office for our Class I directors will expire at the annual meeting of the stockholders to be held in 2017;

•	the term of office for our Class II directors will expire at this Annual Meeting; and

•	the term of office for our Class III directors will expire at the annual meeting of the stockholders to be held in 2016.

At each annual meeting of stockholders, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following such election. Any vacancies in our classified Board of Directors may be filled by the remaining directors and the elected person will serve the remainder of the term of the class to which he or she is appointed. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

The Board of Directors has nominated Robert J. Levenson and Frederick C. Peters II for election as Class II directors to serve for a term expiring on the date of the annual meeting of stockholders to be held in 2018 and until their successors have been duly elected and qualified or their earlier death, resignation or removal (the “Director Nominees”). Both of the Director Nominees are currently serving on our Board of Directors. Mr. Levenson has been designated by WCAS X as a representative of Welsh, Carson, Anderson & Stowe on our Board of Directors.

To be elected as a director, each Director Nominee must receive a plurality of the votes cast by the stockholders entitled to vote for the election of directors at the Annual Meeting. However, pursuant to our Corporate Governance Guidelines, in an uncontested election of directors, any director nominee who receives a greater number of votes “withheld” from his election than votes “for” such election (a “Majority Withheld Vote”), is required to promptly tender his resignation to the Board of Directors following certification of the stockholder vote. The nominating and corporate governance committee, or alternatively a committee of the independent directors of the Board of Directors (if each member of the nominating and corporate governance committee received a Majority Withheld Vote), shall recommend to the Board of Directors whether to accept the resignation offer. The Board of Directors is required to consider and act on the recommendation within ninety (90) days following certification of the stockholder vote and will promptly disclose the Board’s decision whether to accept the resignation offer (and, if applicable, the reasons for rejecting the resignation offer) in a press release. Should any Director Nominee become unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election, in his stead, of any other person the Board of Directors may nominate or designate. Each Director Nominee has expressed his intention to serve the entire term for which election is sought.

Directors and Nominees

The following table sets forth the name, age and position of each director currently serving on our Board of Directors, including the Director Nominees:

Name	Age	Positions
Chad Richison	44	President, Chief Executive Officer and Director
Jason D. Clark(1)	44	Director
Robert J. Levenson(1)	73	Director
Robert Minicucci(2)(3)	62	Chairman of the Board of Directors
Conner Mulvee	32	Director
Frederick C. Peters II(1)	65	Director
Sanjay Swani(2)(3)	48	Director

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Governance Committee.

The biographies of the Director Nominees are as follows:

Robert J. Levenson has served as a member of our Board of Directors since July 2007. Mr. Levenson is a founder and managing member of Lenox Capital Group, LLC, a private venture capital investment company formed in 2000 which focuses primarily on early stage software technology and service company investments. From 1981 through 1990, Mr. Levenson held executive management positions with Automatic Data Processing, Inc. (“ADP”), including Group President—Employer Services, member of the Corporate Executive Committee and its Board of Directors. In late 1990, Mr. Levenson was named Chief Operating Officer and was elected to the Board of Directors of Medco Containment Services, Inc., which was acquired by Merck & Co., Inc. (“Merck”), and later distributed to Merck shareholders. From 1992 until 2003, Mr. Levenson served on the Board of Directors of First Data Corporation (“FDC”), and from 1993 until his retirement in 2000, he served as Executive Vice President of FDC. Thereafter, he served as a consultant to FDC and some of its joint venture affiliates until 2006. Mr. Levenson has served on boards of directors of public and private companies as well as civic and philanthropic organizations. These include: ADP, FDC, Medco, Central Data Systems, Inc., Comnet, Inc., Polyvision, Broadway & Seymour, Superior TeleCom Inc., Vestcom International, Emisphere Technologies, Inc., Ceridian Corp, and Elite Pharmaceuticals, Inc. He graduated from Kent State University with his Bachelor’s degree in Business Administration. Mr. Levenson also serves or has served on boards of several private companies. Mr. Levenson was selected to serve on our Board of Directors because of his industry expertise and experience as a member of the board of directors of other companies.

Frederick C. Peters II has served as a member of our Board of Directors since February 2014. He currently serves as Chairman and Chief Executive Officer of Bluestone Financial Institutions Fund. Prior to joining Bluestone Financial Institutions Fund, Mr. Peters served as the Chairman, President and Chief Executive Officer of Bryn Mawr Bank Corporation (“BMTC”), a publicly traded company, and its principal subsidiary, The Bryn Mawr Trust Company. BMTC is listed on the Nasdaq Stock Market. Prior to joining BMTC in 2001, Mr. Peters started two community banks: National Bank of the Main Line in 1985 and First Main Line Bank in 1995. Mr. Peters began his banking career at Philadelphia National Bank in 1976 and held lending and executive positions at Hamilton Bank and Industrial Valley Bank prior to starting his first community bank. Mr. Peters has served on numerous non-profit boards including Main Line Health where he served first as Chairman of the Audit Committee and later as Chairman of the Finance Committee. He currently serves on the board of directors of the National Association of Corporate Directors – Philadelphia Chapter and The Bryn Mawr Film Institute. In addition, Mr. Peters served on the Board of Directors of the Federal Reserve Bank of Philadelphia from 2009 through 2014. He served as the Chairman of the Federal Reserve Bank of Philadelphia’s Audit Committee from January 1, 2013 through December 31, 2014, while also serving as a member of the Federal Reserve Bank’s Committee of Audit Chairs in Washington, D.C. Mr. Peters graduated from Amherst College with his Bachelor’s degree in Political Science. Mr. Peters was selected to serve on our Board of Directors because of his financial and investment expertise and his experience as a member of the board of directors of a public company.

The biographies of the directors currently serving as Class I directors are as follows:

Robert Minicucci has served as a member of our Board of Directors since July 2007. He was elected Chairman of the Board in December 2013. Mr. Minicucci joined Welsh, Carson, Anderson & Stowe in August 1993. He has served as a managing member of the general partners of certain funds affiliated with Welsh, Carson Anderson & Stowe and focused on the information/business services industry during his entire tenure with the firm. He continues to serve as a managing member of X Associates and WCAS CP IV Associates LLC (“CP Associates”), which are the general partners of WCAS X and WCAS Capital IV, respectively. Prior to joining Welsh, Carson, Anderson & Stowe, Mr. Minicucci served as Senior Vice President and Chief Financial Officer of First Data Corporation. Before joining First Data Corporation, he served as Senior Vice President and Treasurer of the American Express Company. He also spent 12 years at Lehman Brothers where he was a Managing Director. Mr. Minicucci currently serves on the boards of directors of two public companies, Alliance

Data Systems, Inc. and Amdocs Limited, and previously served on the Board of Directors of Retalix, Ltd. Over the course of his career Mr. Minicucci has served on the boards of directors for 15 publicly and privately held companies. Mr. Minicucci received his Bachelor’s degree from Amherst College in 1975 and received an M.B.A. from Harvard Business School in 1979. Mr. Minicucci was selected to serve on our Board of Directors because of his financial and investment expertise and his industry experience with other software technology companies.

Conner Mulvee has served as a member of our Board of Directors since February 2014. Mr. Mulvee has served as a Vice President of WCAS Management Corporation since January 2011. Prior to that, Mr. Mulvee served as an Associate at Welsh, Carson, Anderson & Stowe from August 2008 until January 2011. He focuses on investments in the information/business services and healthcare industries. Prior to joining Welsh, Carson, Anderson & Stowe, he spent two years in the investment banking division of Lehman Brothers. He earned his Bachelor’s degree from Amherst College in 2005. Mr. Mulvee was selected to serve on our Board of Directors because of his financial and investment expertise.

The biographies of the directors currently serving as Class III directors are as follows:

Jason D. Clark has served as a member of our Board of Directors since August 2014. Mr. Clark has served as President and Chief Executive Officer of CompSource Mutual Insurance Company since March 2009. Mr. Clark is a member of the Board of Directors of the Oklahoma State Chamber of Commerce, a Vice President of the American Association of State Compensation Insurance Funds (AASCIF), a Member of the Workers’ Compensation Electronic Interchange Advisory Committee for the State of Oklahoma and has previously served in leadership positions for multiple industry and trade associations. Mr. Clark has over 25 years of experience in the insurance industry specializing in workers’ compensation insurance. Mr. Clark earned his Bachelor’s degree in Business Administration from the University of Central Oklahoma. Mr. Clark was selected to serve on our Board of Directors because of his industry experience.

Chad Richison has served as President and Chief Executive Officer since he founded the Company in 1998. Mr. Richison has also served as a Director since 1998. He began his career in sales with a national payroll and human resources company and a regional payroll company prior to founding Paycom. Mr. Richison received his Bachelor’s degree in Mass Communications—Journalism from the University of Central Oklahoma. Mr. Richison was selected to serve on our Board of Directors because of the leadership skills, strategic guidance and experience he brings as our President and Chief Executive Officer and operational expertise from his prior experience in the industry.

Sanjay Swani has served as a member of our Board of Directors since April 2013. Mr. Swani is a managing member of X Associates and CP Associates, which are the general partners of WCAS X and WCAS Capital IV, respectively, having joined Welsh, Carson, Anderson & Stowe in 1999. He focuses on investments in the information/business services industry. Prior to joining Welsh, Carson, Anderson & Stowe, he was a Director with Fox Paine & Company, a San Francisco-based private equity firm. Mr. Swani also spent four years in the Mergers, Acquisitions & Restructuring Department and two years in the Debt Capital Markets Department of Morgan Stanley Dean Witter & Co. Mr. Swani currently serves on the Board of Directors of Mobile Mini, a publicly traded company listed on the Nasdaq Global Select Market, and previously served on the Board of Directors of ITC Deltacom Inc. from 2002 until 2010, which was quoted on the OTC Bulletin Board during such time. He earned his Bachelor’s degree from Princeton University in 1987 and concurrent degrees from the Harvard Law School and the MIT Sloan School of Management in 1994. Mr. Swani was selected to serve on our Board of Directors because of his financial and investment expertise.

All of the Director Nominees are currently serving on our Board of Directors. There are no family relationships between any of our directors or executive officers.

The Board of Directors recommends that you vote FOR each Director Nominee.

Board of Directors Composition and Risk Oversight

Composition

Our Board of Directors consists of seven members, of whom only Messrs. Clark, Levenson and Peters qualify as “independent” according to the New York Stock Exchange Listed Company Manual. Our directors hold office until their successors have been elected and qualified or until the earlier of their death, resignation or removal.

Stockholders Agreement

In connection with the 2014 Reorganization (as defined herein) that we undertook in anticipation of our initial public offering, we entered into the Stockholders Agreement. In March 2015, we entered into two separate Joinders to the Stockholders Agreement (the “Joinders”) with Robert Minicucci, Sanjay Swani and an affiliated entity and other managing members of the general partners of WCAS X and WCAS Capital IV that received an in kind distribution of shares of our Common Stock. Pursuant to the Joinders, Messrs. Minicucci and Swani and an affiliated entity became parties to the Stockholders Agreement, and shares owned by them became subject to the Stockholders Agreement. Holders of such shares are either entitled to designate three representatives (along with WCAS X and any of its affiliates) or one representative (along with WCAS Capital IV and any of its affiliates), as applicable. Among other things, the Stockholders Agreement provides that for so long as the parties thereto continue to collectively hold 40% of our issued and outstanding shares of Common Stock, each party will vote and take all other necessary and desirable action within such party’s control to (i) cause the authorized number of directors of our Board of Directors to be established at seven and (ii) elect to our Board of Directors:

•	three representatives designated by the holders of a majority of the shares of Common Stock held by WCAS X and any of its affiliates to which shares of Common Stock are transferred pursuant to the Stockholders Agreement;

•	one representative designated by the holders of a majority of the shares of Common Stock held by WCAS Capital IV and any of its affiliates to which shares of Common Stock are transferred pursuant to the Stockholders Agreement; and

•	subject to certain conditions, one representative designated by the holders of a majority of the shares of Common Stock held by Chad Richison, Shannon Rowe, William X. Kerber III, Jeffrey D. York, Robert J. Levenson and the Estate of Richard Aiello and any of their affiliates (the “Minority Holders”), who shall be Chad Richison for so long as he is employed by us.

As such, Welsh, Carson, Anderson & Stowe and its affiliates have effectively designated four representatives to our Board of Directors. Messrs. Levenson, Swani and Minicucci were designated by WCAS X. Mr. Mulvee was designated by WCAS Capital IV.

Under the Stockholders Agreement, each of the Stockholders Agreement Parties has also appointed X Associates as such person’s true and lawful proxy and attorney-in-fact and granted an irrevocable proxy to X Associates to vote at any annual or special meeting of stockholders or to take any action by written consent in lieu of such meeting for the election or removal of directors and other related matters expressly covered by the Stockholders Agreement. X Associates may exercise the irrevocable proxy granted to it under the Stockholders Agreement in the event that a Stockholders Agreement Party fails to vote in accordance with the terms of the Stockholders Agreement.

Controlled Company Exemption

Because the Stockholders Agreement Parties hold more than 50% of the voting power for the election of our directors, we have elected to be a “controlled company” under the New York Stock Exchange Listed Company Manual. As a controlled company, exemptions under the New York Stock Exchange Listed Company Manual exempt us from compliance with certain corporate governance requirements, including the requirements:

•	that a majority of our Board of Directors consists of “independent directors,” as defined under the New York Stock Exchange Listed Company Manual;

•	that any compensation committee or nominating and corporate governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	that any compensation committee or nominating and corporate governance committee have an annual performance evaluation.

These exemptions do not modify the independence requirements for our audit committee, and we comply with the requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the New York Stock Exchange Listed Company Manual.

Risk Oversight

Our Board of Directors is responsible for, among other things, overseeing the conduct of our business; reviewing and, where appropriate, approving our long-term strategic, financial and organizational goals and plans; and reviewing the performance of our chief executive officer and other members of senior management. Our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. Our senior management is responsible for assessing and managing our risks on a day-to-day basis. Our audit committee periodically discusses with management our policies with respect to risk assessment and risk management and our significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures, and our compensation committee oversees risk related to compensation policies. Both our audit and compensation committees report to the full Board of Directors with respect to these matters, among others.

Board Leadership Structure

The chief executive officer and chairman are both appointed by the Board of Directors, and these positions may be held by the same person. Our current leadership structure separates the offices of chief executive officer and chairman of the Board of Directors, with Mr. Richison serving as our chief executive officer and Mr. Minicucci serving as chairman of the Board of Directors. The Board of Directors believes that the separation of the offices of the chief executive officer and chairman of the Board of Directors is appropriate at this time because it allows Mr. Richison to focus primarily on our day-to-day operations and the implementation of our strategic, financial and management policies, while allowing Mr. Minicucci to lead our Board of Directors in its role of providing advice to, and oversight of, management.

We believe it is important that the Board of Directors retain flexibility to determine whether these roles should be separate or combined based upon consideration of all relevant factors and circumstances at a given point in time. Our Corporate Governance Guidelines allow the Board of Directors to determine whether to separate or combine the roles of chairman and chief executive officer. If the chairman is not an independent director, our Corporate Governance Guidelines provide that the non-management directors are required to appoint a lead independent director to help ensure the independence of the Board of Directors from the chief executive officer and the chairman.

Board of Directors Meetings

The Board of Directors held three meetings during the fiscal year ended December 31, 2014, and acted by written consent on five occasions. Each director attended at least 75% of the aggregate number of meetings held by the Board of Directors and the committees of the Board of Directors for the period for which such director served on the Board of Directors or committee(s), if applicable, during 2014. Our initial public offering closed in April 2014, and we did not hold an annual meeting of stockholders in 2014. The Board of Directors does not have a policy requiring director attendance at annual meetings of stockholders.

Committees

Our Board of Directors has established the following committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee has the composition and primary responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors.

Audit Committee

Our audit committee oversees the accounting and financial reporting processes of the Company and the audit of the Company’s financial statements. In that regard, our audit committee assists board oversight of: (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and independent auditors. Among other matters, the audit committee is responsible for the retention of our independent auditors; evaluating the qualifications, performance and independence of our independent auditors; reviewing the Company’s annual and interim financial statements and discussing press releases, financial information and earnings guidance provided to analysts and rating agencies; discussing policies with respect to risk assessment and risk management; overseeing the Company’s internal audit function; reviewing and ensuring the adequacy of the Company’s internal control systems; reviewing and approving related party transactions; and annually reviewing the audit committee charter and the committee’s performance.

The current members of our audit committee are Messrs. Clark, Levenson, and Peters, with Mr. Peters serving as the chairman of the committee. All members of our audit committee meet the requirements for financial literacy under the New York Stock Exchange Listed Company Manual and applicable SEC rules and regulations. Our Board of Directors has determined that Mr. Peters is an “audit committee financial expert” as defined under the applicable rules of the SEC and has the requisite financial management expertise as defined under the New York Stock Exchange Listed Company Manual. Messrs. Clark, Levenson and Peters are considered independent under applicable SEC rules and regulations and the New York Stock Exchange Listed Company Manual. The audit committee operates under a written charter that satisfies the applicable SEC rules and regulations and the New York Stock Exchange Listed Company Manual. A copy of the audit committee charter is available on our website at investors.paycom.com. The audit committee held four meetings during the fiscal year ended December 31, 2014, and acted by written consent on one occasion.

Compensation Committee

Our compensation committee reviews and approves, or recommends that our Board of Directors approve, the compensation of our executive officers. Among other matters, the compensation committee reviews and approves corporate goals and objectives relevant to the compensation of our chief executive officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, and approves all stock option grants and other equity-related awards to our executive officers. The compensation committee also annually reviews the compensation committee charter and the committee’s performance.

The current members of our compensation committee are Messrs. Minicucci and Swani, with Mr. Minicucci serving as the chairman of the committee. We qualify as a “controlled company” under the New York Stock Exchange Listed Company Manual and are not required to have a compensation committee composed of independent directors. Therefore, none of the members of our compensation committee are independent under the applicable SEC rules and regulations and the New York Stock Exchange Listed Company Manual. However, Messrs. Minicucci and Swani do qualify as outside directors under Section 162(m) of the Code. A copy of the compensation committee charter is available on our website at investors.paycom.com. The compensation committee did not hold any meetings during the fiscal year ended December 31, 2014, and acted by written consent on three occasions.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is responsible for identifying and recommending candidates for membership on our Board of Directors, including nominees recommended by stockholders,

reviewing and recommending the composition of our committees, overseeing our code of business conduct and ethics and corporate governance guidelines and reporting and making recommendations to our Board of Directors concerning governance matters. The nominating and corporate governance committee also annually reviews the nominating and corporate governance committee charter and the committee’s performance.

The current members of the nominating and corporate governance committee are Messrs. Minicucci and Swani, with Mr. Swani serving as chairman of the committee. We qualify as a “controlled company” under the New York Stock Exchange Listed Company Manual and are not required to have a nominating and corporate governance committee composed of independent directors. Therefore, none of the members of our nominating and corporate governance committee are independent under the New York Stock Exchange Listed Company Manual and applicable SEC rules and regulations. A copy of the nominating and corporate governance committee charter is available on our website at investors.paycom.com. The nominating and corporate governance committee did not hold any meetings during the fiscal year ended December 31, 2014, and acted by written consent on one occasion.

Director Nomination Procedures

Our nominating and corporate governance committee is responsible for, among other things, assisting our Board of Directors in identifying qualified director nominees and recommending nominees to stand for election at each annual meeting of stockholders. The nominating and corporate governance committee’s goal is to assemble a board with a wide range of relevant experience, skills and perspectives. In making its recommendations to the Board of Directors, the nominating and corporate governance committee assesses the independence, character and acumen of each candidate, as well as his or her potential contributions to the diversity of the Board of Directors. While we do not have a formal diversity policy for board membership, the nominating and corporate governance committee endeavors to consider candidates who represent a mix of backgrounds, diversity of race/ethnicity, gender, age, skills and professional experiences that enhance the quality of the deliberations and decisions of the Board of Directors, in the context of the perceived needs of the structure of the Board of Directors at that point in time. The Board of Directors and the nominating and corporate governance committee aim to identify a diverse group of candidates and believe that no single criterion such as gender or minority status is determinative in obtaining diversity on the Board of Directors.

With respect to incumbent members of the Board of Directors, the nominating and corporate governance committee will annually evaluate the current members of the Board of Directors whose terms are expiring and who are willing to continue in service against the criteria set forth above in determining whether to recommend such directors for re-election.

The nominating and corporate governance committee considers candidates that have been designated by stockholders under the Stockholders Agreement for election to the Board of Directors. As described above, for so long as the parties to the Stockholders Agreement continue to collectively hold 40% of our issued and outstanding shares of Common Stock, each Stockholders Agreement Party has agreed to vote and take all other necessary and desirable action within such party’s control to elect to the Board of Directors the representatives designated by WCAS X, WCAS Capital IV and the Minority Holders. In addition to nominees designated by the various Stockholders Agreement Parties, candidates may come to the attention of the nominating and corporate governance committee from current directors, stockholders, officers or other sources. The nominating and corporate governance committee reviews all candidates in the same manner regardless of the source of the recommendation. Although we have no formal policy regarding stockholder nominees, the nominating and corporate governance committee will consider all stockholder recommendations properly submitted in accordance with the procedures set forth in our bylaws.

Communications with the Board of Directors

Any stockholder who desires to make his or her concerns known to an individual director, a committee of the Board of Directors or the entire Board of Directors may do so by delivering mail to: Board of Directors of Paycom Software, Inc. at 7501 W. Memorial Road, Oklahoma City, OK 73142. The Company will forward all stockholder communications, other than communications that are not properly directed or are frivolous, to the specific director(s), committee(s), or the entire Board of Directors, as requested in the communications.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes of ownership with the SEC. Our officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports so filed. Based solely on review of copies of such reports received, we believe that, during the last fiscal year, all filing requirements under Section 16(a) applicable to our officers, directors and 10% stockholders were timely met, except that (i) one Form 3 for Christopher Solomon was not filed on a timely basis and (ii) one Form 4 for Mr. Solomon, whereby two transactions were reported, was not filed on a timely basis. Mr. Solomon is subject to the Section 16(a) reporting obligations by virtue of his position as managing member of the respective sole general partners of WCAS X and WCAS Capital IV.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our chief executive officer, chief financial officer and other principal executive and senior officers responsible for financial reporting. The code of business conduct and ethics is available on our website at investors.paycom.com. Our code of business conduct and ethics is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. The information contained on, or accessible from, our website is not part of this proxy statement by reference or otherwise. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website.

Director Compensation

For 2015, our non-employee directors will receive annual fees for their service in the amount of $75,000 per year, payable one-third in shares of Common Stock and two-thirds in cash. The chairman of our Board of Directors receives an additional annual cash fee of $25,000. Audit committee members (other than the chairman) receive an additional annual cash fee $5,000 and the chairman of the audit committee receives an additional annual cash fee of $10,000. All directors are entitled to reimbursement for their reasonable out-of-pocket expenditures incurred in connection with their board or committee service.

The following table provides information regarding director compensation during 2014. Mr. Richison served as our president and chief executive officer and did not receive additional compensation for his service as a director in 2014. See “Management—Overview of Executive Compensation—Summary Compensation Table for Fiscal Years Ended December 31, 2014, 2013 and 2012” below for additional information concerning the compensation paid to Mr. Richison during 2014.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Total ($)
Jason D. Clark	38,750	—	38,750
Robert J. Levenson	60,000	—	60,000
Robert Minicucci	77,500	—	77,500
Conner Mulvee	56,250	—	56,250
Frederick C. Peters II	63,750	—	63,750
Sanjay Swani	56,250	—	56,250

(1)	For 2014, all of our non-employee directors received their fees for their service on our Board of Directors in cash.
(2)	None of these directors owned any shares of restricted stock as of December 31, 2014.

MANAGEMENT

Executive Officers

General

The following table and narrative disclosure provides information regarding our executive officers, except for Mr. Richison who also serves on our Board of Directors:

Name	Age	Positions
Chad Richison	44	President, Chief Executive Officer and Director
Craig E. Boelte	51	Chief Financial Officer
Jeffrey D. York	47	Chief Sales Officer
William X. Kerber III	39	Chief Information Officer
Stacey M. Pezold	35	Chief Operating Officer

Business Experience of Executive Officers

Craig E. Boelte has served as our Chief Financial Officer since February 2006. Before joining the Company, Mr. Boelte owned an accounting practice that served the Company. Prior to that, Mr. Boelte spent nine years at Deloitte & Touche where he served as Senior Tax Manager. Mr. Boelte has over 28 years of experience in the workforce management and HR industry. Mr. Boelte is a member of the Oklahoma Society of CPAs and the American Institute of CPAs. Mr. Boelte received his Bachelor’s degree in Business Administration and Master’s degree in Accounting from Oklahoma State University.

Jeffrey D. York has served as our Chief Sales Officer since 2007. Mr. York opened our Dallas location in 2002 prior to joining our corporate executive team. Before joining the Company, Mr. York was employed by ADP from 1990 to 2002 where he held a variety of sales management positions including Vice President of Sales for the Major Accounts Division. Mr. York earned his M.B.A. from Baylor University and his Bachelor’s degree in Business Administration from Texas Tech University.

William X. Kerber III has served as our Chief Information Officer since July 2007. Mr. Kerber joined us in 1999. Mr. Kerber is a founding team member and has over 18 years of software development and network design experience. Prior to serving as Chief Information Officer, Mr. Kerber served as a lead software developer and network architect. He attended the Oklahoma School of Science and Mathematics and received his Bachelor’s degree in Computer Science from the University of Oklahoma’s Engineering/Computer Science program where he is currently a member of its board of advisors.

Stacey M. Pezold has served as our Chief Operating Officer since March 2015 and previously served as our Executive Vice President of Operations from September 2012 to March 2015 after joining the Company in 2005. In the last eight years, Mrs. Pezold has served as our Executive Vice President, Director of Corporate Training and Regional Manager. Mrs. Pezold has over 11 years of leadership and training experience. Mrs.  Pezold earned her Bachelor’s degree from Oklahoma State University.

Overview of Executive Compensation

Our compensation committee made the compensation decisions regarding our executive officers during 2014, including (i) Chad Richison, our president and chief executive officer, (ii) Craig E. Boelte, our chief financial officer, (iii) Jeffrey D. York, our chief sales officer and (iv) William X. Kerber III, our chief information officer (collectively, the “named executive officers”). Stacey M. Pezold was not considered a named executive officer during 2014 because she was appointed as our Chief Operating Officer in March 2015. As a result, we have not included any information regarding executive compensation for Mrs. Pezold during 2014.

We evaluate each executive officer’s performance for the prior year on an annual basis. Our chief executive officer, Mr. Richison, with respect to each executive officer other than himself, prepares an evaluation of the executive officers with input from others within our company. The evaluation focuses on the achievement of stated corporate and individual goals and performance criteria and the amount of contributions made to management and the leadership of our company. This process leads to a recommendation from the chief executive officer to the compensation committee with respect to each executive officer’s salary level, cash bonus, and whether or not equity incentive awards should be granted. The compensation committee (without input from the chief executive officer) determines the salary level, cash bonus, and whether or not equity incentive awards should be granted to our chief executive officer.

Summary Compensation Table For Fiscal Years Ended December 31, 2014, 2013 and 2012

The following table contains information regarding compensation that was paid to our named executive officers for the fiscal years ended December 31, 2014, 2013 and 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock/ Unit Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)		Total ($)
Chad Richison(1)	2014	555,197	—	1,182,928	(4)	804,951	116,564	(5)	2,659,640
Director, President and	2013	534,788	—	49,594		682,961	47,723	(5)	1,315,066
Chief Executive Officer	2012	495,051	17,000	1,040,179		516,921	47,592	(5)	2,116,743

Craig E. Boelte	2014	291,600	—	169,814	(4)	422,776	24,825	(6)	909,015
Chief Financial Officer	2013	280,954	—	49,380		358,798	12,575		701,707
	2012	260,020	—	89,972		203,623	12,575		566,190

Jeffrey D. York	2014	367,102	—	129,560	(4)	399,182	25,662	(6)	921,506
Chief Sales Officer	2013	343,363	—	42,390		315,710	12,925		714,388
	2012	330,028	—	89,972		258,268	10,601		688,869

William X. Kerber III	2014	300,358	—	169,814	(4)	326,605	13,100		809,877
Chief Information Officer	2013	280,963	—	49,380		269,107	12,575		612,025
	2012	260,028	—	89,972		203,623	12,575		566,198

(1)	All amounts shown reflect compensation paid to Mr. Richison for his service as our president and chief executive officer. Mr. Richison did not receive additional compensation for his service as a director.
(2)	Amounts shown do not reflect compensation actually received by the named executive officers. Rather, the amounts represent the aggregate grant date fair value of restricted stock or incentive units granted to each named executive officer in 2014, 2013 and 2012 computed in accordance with ASC 718, with the exception that the amount shown assumes no forfeitures. A discussion of the assumptions used in the calculation of these amounts is included in Note 9. “Stockholders’ Equity and Stock-Based Compensation” in the annual consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on February 26, 2015.
(3)	Amounts shown consist of insurance premiums paid by the Company, retainers for a supplemental medical plan and Company contributions to a 401(k) profit sharing plan for the benefit of the named executive officer. The amounts shown in this column for Mr. Richison also reflect the aggregate incremental cost of personal use of corporate aircraft by the named executive officer. Spouses and invited guests of executives occasionally fly on the corporate aircraft as additional passengers on business flights. In those cases, the aggregate incremental cost to us is a de minimis amount, and as a result, no amount is reflected in the table.
(4)	In connection with the 2014 Reorganization, outstanding equity incentive units were converted into shares of restricted stock for each of our named executive officers on January 1, 2014. Shares of restricted stock vest in accordance with the terms described below. See “—Narrative Discussion Regarding Summary Compensation Table—Equity Incentive Units and Restricted Stock Awards” for more details.

(5)	In addition to the items listed in Note (3) above, the amounts shown also include country club dues and expenses and approximately $23,411 of lease payments for an automobile in each of 2014, 2013 and 2012.
(6)	In addition to the items listed in Note (3) above, the amounts shown also include approximately $11,725 and $12,062 of lease payments for an automobile for Mr. Boelte and Mr. York, respectively, and $500 for Mr. York for the payment of an employee referral fee.

Narrative Discussion Regarding Summary Compensation Table

Executive Compensation Program Overview

The primary elements of our executive compensation program include:

•	base salary;

•	discretionary cash bonuses;

•	equity incentive units;

•	performance-based cash bonuses;

•	retirement and other benefits; and

•	perquisites and personal benefits.

Our compensation committee, after reviewing compensation information it considers relevant, has determined what it believes to be the appropriate level and mix of the various compensation components for our named executive officers. Ultimately, the objective in allocating between long-term and short-term compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for our company and our stockholders.

Base Salary

We provide base salaries to our named executive officers to compensate them for services rendered during the fiscal year and to recognize their experience, skills, knowledge and responsibilities. Each of our named executive officers during 2014 was party to an employment agreement. No formulaic base salary increases are provided to our named executive officers pursuant to the terms of their employment agreements. However, on an annual basis, our compensation committee reviews and evaluates, with input from our chief executive officer (except with respect to his own compensation), the need for adjustment of the base salaries of our named executive officers. For additional information concerning the employment agreements, see “—Compensation Arrangements Adopted in Connection with our Initial Public Offering—Employment Agreements.”

For 2012, Messrs. Richison, York, Boelte and Kerber received an annual base salary of $495,051, $330,028 $260,020 and $260,028, respectively. For 2013, Messrs. Richison, York, Boelte and Kerber received an annual base salary of $534,788, $343,363, $280,954 and $280,963, respectively. For 2014, Messrs. Richison, York, Boelte and Kerber received an annual base salary of $555,197, $367,102, $291,600 and $300,358, respectively, which reflects the compensation committee’s six percent (6%) increase in the base salary of Messrs. York and Kerber, effective as of July 1, 2014. For 2015, Mr. Richison receives an annual base salary of $555,197, Mr. York receives an annual base salary of $377,795, Mr. Kerber receives an annual base salary of $309,107 and Mr. Boelte receives an annual base salary of $291,600.

Discretionary Cash Bonuses

We generally only award performance-based cash bonuses to our named executive officers. However, in 2012, we awarded cash bonuses on a discretionary basis to certain of our executive officers, in addition to one of our named executive officers. For the named executive officers other than the Company’s chief executive officer, the compensation committee, in consultation with the Company’s chief executive officer, recommended discretionary cash bonuses for the board’s approval. The compensation committee reviewed the performance of the Company’s chief executive officer and recommended the bonus for the Company’s chief executive officer to the Board of Directors. For 2012, the compensation committee awarded Mr. Richison a discretionary cash bonus in an amount equal to $17,000, or 3% of his base salary. None of the other named executive officers received a discretionary cash bonus for 2012. For 2013 and 2014, the compensation committee did not award discretionary cash bonuses to any of our named executive officers.

Equity Incentive Units and Restricted Stock Awards

Prior to 2014, our award of equity incentive units was the primary vehicle for offering long-term incentives to our executive officers, including our named executive officers. While we do not have any equity ownership guidelines for our named executive officers, we believe that equity incentive unit grants and restricted stock awards provide our named executive officers with a strong link to our long-term performance, create an incentive to achieve long-range performance goals and objectives and help to align the interests of our named executive officers and our stockholders. In 2012 and 2013, we issued equity incentive units to each of our named executive officers. In 2014, we converted previously granted awards of equity incentive units that were issued to our named executive officers into shares of Common Stock and restricted stock.

Material Terms of Equity Incentive Unit Grants

We have historically granted equity awards, which previously consisted of awards of equity incentive units, to our named executive officers with a portion of the units being subject to time-based vesting conditions and a portion being subject to performance-based vesting conditions. Prior to the vesting of equity incentive units, the holder had no rights as a member with respect to the shares subject to such unit, including voting rights or the right to receive dividends, dividend equivalents or distributions.

Number of Equity Incentive Unit Awards

The following table sets forth the number of equity incentive units granted to our named executive officers during the fiscal year ended December 31, 2012, each of which was granted on April 30, 2012:

Name	Number of Management Incentive Units	Number of CEO Incentive Units
Chad Richison	9,359	126,067
Craig E. Boelte	8,062	—
Jeffrey D. York	8,062	—
William X. Kerber III	8,062	—

The following table sets forth the number of equity incentive units granted to our named executive officers during the fiscal year ended December 31, 2013, each of which were granted on October 14, 2013 (except for the units granted to Mr. York, which were granted on April 17, 2013):

Name	Management Incentive Units	CEO Incentive Units
Chad Richison	3,013	—
Craig E. Boelte	3,000	—
Jeffrey D. York	3,000	—
William X. Kerber III	3,000	—

Vesting of Equity Incentive Unit Awards

During 2012 and 2013, we granted management incentive units (“Management Incentive Units”) to each of our named executive officers and we granted incentive units to our chief executive officer (“CEO Incentive Units”) only to our chief executive officer during 2012. 50% of the Management Incentive Units awarded to each of our named executive officers were subject to time-based vesting conditions and 50% of the units were subject to performance-based vesting conditions. The Management Incentive Units that were subject to time-based vesting conditions were scheduled to vest 20% on each of the first five anniversaries of the date of grant or 100% upon the earlier sale of the Company. A sale of the Company included (i) a transaction or series of transactions (including by way of merger, consolidation, or sale of equity) the result of which is that the holders of units of the Company immediately prior to such transaction, do not, after giving effect to such transaction, own, directly or indirectly, through one or more intermediaries, at least 50% of the units of the Company, or (ii) a sale, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the Company’s assets determined on a consolidated basis to a person that is not affiliated with WCAS Paycom Holdings, Inc. (“WCAS Holdings”).

The Management Incentive Units that were subject to performance-based vesting conditions were scheduled to vest when the amount of cash, including cash dividends, distributions and proceeds, but excluding management fees, transaction-related fees and expense reimbursements with respect to, or in exchange for equity securities (“Inflows”), received by WCAS Holdings exceeded $280.4 million, as adjusted for payments made by WCAS Holdings with respect to or in exchange for securities after April 30, 2012 through the determination date (“Outflows”), as follows: 33% on the date for which the Inflows equaled at least 2.0 times the Outflows and 100% on the date for which the Inflows equaled at least 3.5 times the Outflows; provided the named executive officer was employed by us on such date. For any date on which the Inflows equaled more than 2.0 times and less than 3.5 times the Outflows, the number of Management Incentive Units that vested would be determined by straight-line interpolation.

25% of the CEO Incentive Units were subject to time-based vesting conditions and 75% of the units were subject to performance-based vesting conditions. The CEO Incentive Units that were subject to time-based vesting conditions were scheduled to vest 20% on each of the first five anniversaries of the date of grant or upon the earlier sale of the Company. The CEO Incentive Units that were subject to performance-based vesting conditions were scheduled to vest when the amount of the Inflows received by WCAS Holdings exceeded $386.3 million, as adjusted for payments made by WCAS Holdings with respect to or in exchange for securities after April 30, 2012 through the determination date (“CEO Award Outflows”), as follows: 33% on the date for which the Inflows equal at least 1.5 times the CEO Award Outflows and 100% on the date on which either the Inflows equaled at least (i) 2.0 times the CEO Award Outflows for a date on or prior to the second anniversary of the grant date or (ii) 2.5 times the CEO Award Outflows for a date following the second anniversary of the grant date; provided the chief executive officer continued to remain employed by us on such date. For any date on which the Inflows equaled more than (i) 1.5 times and less than 2.0 times the CEO Award Outflows on or prior to the second anniversary of the grant date or (ii) 1.5 times and less than 2.5 times the CEO Award Outflows following the second anniversary of the grant date, the number of CEO Incentive Units that vested would be determined by straight-line interpolation.

Material Terms of Restricted Stock Awards

Effective January 1, 2014, our outstanding equity incentive units (Management Incentive Units and CEO Incentive Units) were converted into shares of our common and restricted stock in connection with the 2014 Reorganization. The portion of the outstanding equity incentive units that had previously vested were converted into shares of our Common Stock and the remaining portion of unvested outstanding equity incentive units were converted into shares of restricted stock. As a result, we granted shares of our Common Stock and restricted stock to our named executive officers in connection with the 2014 Reorganization. A portion of the shares of restricted stock is subject to time-based vesting conditions and a portion is subject to performance-based vesting conditions. Prior to the vesting of restricted stock, the holder has certain rights as a stockholder with respect to the shares of restricted stock, including voting rights and the right to receive dividends, dividend equivalents or distributions; provided that the holder does not have the right to cash dividends and stock dividends are subject to the same restrictions as the restricted stock and shall vest as the restricted stock vests.

Number of Restricted Stock Awards

The following table sets forth the number of shares of our Common Stock and restricted stock that were granted to our named executive officers in connection with the 2014 Reorganization to replace the Management Incentive Units and CEO Incentive Units that were granted to our named executive officers on April 30, 2012:

	Management Incentive Units		CEO Incentive Units
Name	Number of Shares of Common Stock	Number of Shares of Restricted Stock	Number of Shares of Common Stock	Number of Shares of Restricted Stock
Chad Richison	39,701	357,309	254,987	4,844,765
Craig E. Boelte	34,199	307,792	—	—
Jeffrey D. York	34,199	307,792	—	—
William X. Kerber III	34,199	307,792	—	—

The following table sets forth the number of shares of our common and restricted stock that were granted to our named executive officers in connection with the 2014 Reorganization to replace the Management Incentive Units that were granted to our named executive officers on October 14, 2013 (except for the units granted to Mr. York, which were granted on April 17, 2013):

Name	Number of Shares of Common Stock	Number of Shares of Restricted Stock
Chad Richison	—	121,833
Craig E. Boelte	—	121,307
Jeffrey D. York	—	127,192
William X. Kerber III	—	121,307

Vesting of Restricted Stock Awards

With the exception of the shares of restricted stock granted to our chief executive officer, approximately 50% of the shares awarded to each of our named executive officers are subject to time-based vesting conditions and approximately 50% of the shares are subject to performance-based vesting conditions. The shares of restricted stock that are subject to time-based vesting conditions either vest: (i) 25% on each of April 3, 2014, April 3, 2015, April 2, 2016 and April 2, 2017 (for the shares of restricted stock granted to replace the equity incentive units awarded on April 30, 2012), provided that the person is employed by us on that date, (ii) 20% on each of the first five anniversaries of the date of grant of the Management Incentive Units (for the shares of restricted stock granted to replace the Management Incentive Units awarded on October 14, 2013 or April 17, 2013), provided that the person is employed by us on that date, or (iii) 100% upon a change in control, if the award is not assumed by the surviving entity. For purposes of our restricted stock award agreements, a “change in control” means: (i) a transaction or series of transactions in which any person becomes the beneficial owner of securities representing 30% or more of the combined voting power of our outstanding securities or 30% or more of our outstanding shares of our Common Stock, (ii) any merger or consolidation, or series of related transactions, which results in our voting securities outstanding immediately prior thereto failing to continue to represent at least 50% of the voting power of our voting securities, (iii) the sale or disposition of all or substantially all of our assets (or consummation of any transaction, or series of related transactions having a similar effect), (iv) during any consecutive twelve month period, the individuals who on the date of the award constitute the Board of Directors cease for any reason to constitute a majority of our Board of Directors, subject to certain exceptions, (v) our dissolution or liquidation or (vi) any transaction or series of related transactions having the substantial effect of any one or more of the foregoing. In the event of a change in control, all unvested shares of restricted stock not assumed by the surviving entity shall become fully vested immediately prior to the effective date of a change of control.

During 2014, our named executive officers had the following shares of restricted stock vest that were subject to time based vesting conditions: (i) on April 3, 2014, Messrs. Richison, Boelte, York and Kerber had 294,688, 34,200, 34,200 and 34,200 shares of restricted stock vest, respectively; (ii) on April 17, 2014, Mr. York had 12,720 shares of restricted stock vest; and (iii) on October 17, 2014, Messrs. Richison, Boelte and Kerber had 12,184, 12,131 and 12,131 shares of restricted stock vest, respectively.

Shares of restricted stock subject to performance-based vesting conditions vest 50% upon the Company reaching a total enterprise value of $1.4 billion and 50% upon the Company reaching a total enterprise value of $1.8 billion, provided that the person is employed by us on that date. For purposes of our restricted stock award agreements, “total enterprise value” is defined as the sum of: (i) the product of (A) the arithmetic average of the volume weighted average price of a share of Common Stock not subject to vesting or other restrictions on each of the twenty (20) consecutive trading days immediately preceding such date multiplied by (B) the number of outstanding shares of Common Stock, (ii) for each other class or series of equity securities of the Company, if any, the product of (A) the arithmetic average of the volume weighted average price per share for such class or series of such equity securities of the Company on each of the twenty (20) consecutive trading days immediately preceding such date multiplied by (B) the number of shares of such class or series of such equity securities of the Company, and (iii) the principal amount of our outstanding funded indebtedness less the aggregate amount of cash and cash equivalents of the Company (exclusive of funds held on behalf of clients). The Company’s total enterprise value includes outstanding shares of restricted stock and calculates the value of such shares as if there were no vesting or other restrictions.

During 2014, the Company reached a total enterprise value of $1.4 billion and 50% of the shares of restricted stock that were subject to performance-based vesting conditions vested effective as of December 1, 2014. Our named executive officers had the following number of shares vest that were subject to performance-based vesting conditions: effective as of December 1, 2014, Messrs. Richison, Boelte, York and Kerber had 2,042,120, 115,824, 117,294, and 115,824 shares of restricted stock vest, respectively.

During 2015, the Company reached a total enterprise value of $1.8 billion and the remaining 50% of the shares of restricted stock that were subject to performance-based vesting conditions vested effective as of March 2, 2015. Our named executive officers had the following number of shares vest that were subject to performance-based vesting conditions: effective as of March 2, 2015, Messrs. Richison, Boelte, York and Kerber had 2,042,117, 115,824, 117,294, and 115,824 shares of restricted stock vest, respectively.

All unvested shares of restricted stock also become fully vested in the event of the named executive officer’s death while performing his duties and responsibilities for the Company. In the event of a termination of service of the named executive officer due to disability, by the named executive officer for good reason (as defined in the named executive officer’s employment agreement), by the Company without cause (as defined in the named executive officer’s employment agreement), or death (other than while performing his duties and responsibilities for the Company), the Board of Directors may, in its sole discretion, accelerate vesting of all or any portion of the unvested shares of restricted stock. Further, if the chief executive officer’s employment is terminated by the Company without cause (as defined in his employment agreement), all unvested shares of restricted stock subject to time-based vesting conditions will remain outstanding and eligible for vesting for one year following such termination of employment, and the Board of Directors may accelerate the vesting of the other remaining unvested shares of restricted stock, in its discretion. Other than as provided above, all shares of restricted stock shall be forfeited upon the named executive officer’s termination of service or upon engaging in certain forfeiture activities involving violations of noncompetition, noninterference, non-solicitation provisions of his employment agreement.

Performance-Based Cash Bonuses

We award annual performance-based cash bonuses to certain members of our management, including our named executive officers, to emphasize pay-for-performance and to reward them for the achievement of specified corporate performance criteria. Each named executive officer is eligible to receive an annual performance-based cash bonus, which we refer to as an annual cash bonus, in an amount up to a fixed percentage of his base salary, or bonus percentage. Under their respective employment agreements, our named executive officers are eligible to receive a performance-based cash bonus equal to either 100% of their base salary (for Messrs. Richison and Boelte) or 75% of their base salary (for Messrs. York and Kerber).

Each of our compensation committee and our Board of Directors has authority, in its sole discretion, to adjust the bonus percentage and performance criteria each year in connection with its review of the executive’s performance and has authority to allow an executive to receive a bonus payment in excess of his or her annual cash bonus for exceptional performance. Further, our Board of Directors reviews the assessment of each executive’s performance conducted by the compensation committee with respect to the annual cash bonus and retains the authority, in its sole discretion, to modify the amount of the annual cash bonus above or below the amount recommended by the compensation committee.

Target Bonuses

For 2012, our chief executive officer was eligible for a bonus payout of up to 100% of his base salary, and our chief financial officer, chief sales officer and chief information officer were each eligible for a bonus payout of up to 75% of their respective base salaries. For 2013 and 2014, our chief executive officer and chief financial officer were each eligible for a bonus payout of up to 100% of their respective base salaries, and our chief sales officer and chief information officer were each eligible for a bonus payout of up to 75% of their respective base salaries, each as adjusted by the compensation committee based on achievement of our corporate performance criteria, in the event of exceptional individual or functional performance. The following table shows the 2012, 2013 and 2014 target bonus amounts as a percentage of base salary for each of our named executive officers.

Name	2012 Target Bonus Amount (as a percentage of base salary)	2013 Target Bonus Amount (as a percentage of base salary)	2014 Target Bonus Amount (as a percentage of base salary)
Chad Richison	100%	100%	100%
Craig E. Boelte	75%	100%	100%
Jeffrey D. York	75%	75%	75%
William X. Kerber III	75%	75%	75%

Corporate Performance Criteria

The corporate performance criteria that was used in determining the amount of performance bonuses for our named executive officers for 2012, 2013 and 2014 was GAAP revenue budget growth, with the exception of Mr. York, whose corporate performance criteria was booked sales budget for 2012 and 2013. For 2012, 2013 and 2014, the performance target for GAAP revenue budget growth was 31.4%, 31.4% and 32.9%, respectively. For 2012 and 2013, the performance target for booked sales budget was $28.7 million and $37.2 million, respectively.

For 2012 and 2013, our named executive officers were not eligible to be awarded performance-based cash bonuses if less than 80% of the performance target was achieved, but were awarded performance-based cash bonuses equal to the amount of the performance target achievement when 80% or more of the performance target was achieved. For example, if 110% of the performance target was achieved, the named executive officer received 110% of the cash bonus target.

For 2014, our named executive officers were not eligible to be awarded performance-based cash bonuses if less than 64% of the performance target was achieved, but were awarded performance-based cash bonuses equal to the amount of the performance target achievement when more than 64% and less than 112% of the performance target was achieved. In cases where the performance target achievement was equal to or more than

112% of the performance target, named executed officers were eligible to receive 100% of the cash bonus target plus a percentage of the cash bonus target equal to (i) the amount of the performance target above 100% multiplied by (ii) two, up to a maximum amount of 200% of the cash bonus target. For example, if 112% of the performance target was achieved, the named executive officer would receive 124% of the cash bonus target (i.e., 100% + (112-100)*2).

Actual Bonuses

For 2012, the compensation committee determined that the actual performance achieved for GAAP revenue budget growth was 34.1% and for booked sales budget was $30.0 million. Based on these results, the compensation committee determined that the amount of the performance target achievement for the GAAP revenue budget growth was 108.6% and for booked sales budget was 104.4%. The target bonuses and actual bonuses paid by the compensation committee for 2012 were as follows.

Name	Target 2012 Bonuses	Actual 2012 Bonuses
Chad Richison	$475,992	$516,921
Craig E. Boelte	$187,500	$203,623
Jeffrey D. York	$247,500	$258,268
William X. Kerber III	$187,500	$203,623

For 2013, the compensation committee determined that the actual performance achieved for GAAP revenue budget growth was 40.1% and for booked sales budget was $45.6 million. Based on these results, the compensation committee determined that the amount of the performance target achievement for the GAAP revenue budget growth was 127.7% and for booked sales budget was 122.6%. The target bonuses and actual bonuses paid by the compensation committee for 2013 were as follows.

Name	Target 2013 Bonuses	Actual 2013 Bonuses
Chad Richison	$534,788	$682,961
Craig E. Boelte	$280,954	$358,798
Jeffrey D. York	$257,522	$315,710
William X. Kerber III	$210,722	$269,107

For 2014, the performance target for GAAP revenue budget growth was 32.9% and the compensation committee determined that the actual performance achieved for GAAP revenue budget growth was 40.3%. Based on these results, the compensation committee determined that the amount of the performance target achievement for the GAAP revenue budget growth was 122.49%. Because the performance target achievement was greater than 112% of the performance target, the named executive officers were eligible to receive 100% of the cash bonus target plus a percentage of the cash bonus target equal to (i) the amount of the performance target achieved above 100% multiplied by (ii) two.

As a result, the compensation committee approved the payment of performance-based cash bonuses to each of the Company’s named executive officers equal to approximately 144.98% of their respective cash bonus target (i.e., 100% + (122.49-100)*2)). The target bonuses determined and actual bonuses paid by the compensation committee for 2014 were as follows.

Name	Target 2014 Bonuses	Actual 2014 Bonuses
Chad Richison	$555,197	$804,951
Craig E. Boelte	$291,600	$422,776
Jeffrey D. York	$275,327	$399,182
William X. Kerber III	$225,269	$326,605

Retirement and Other Benefits

We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. We maintain broad-based benefits that are provided to all employees, including medical, dental, group life insurance, accidental death and dismemberment insurance, long and short term disability insurance, and a 401(k) plan. Our named executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. The compensation committee in its discretion may revise, amend or add to the named executive officer’s benefits and perquisites if it deems it advisable.

401(k) Plan

We maintain a 401(k) profit sharing plan for our employees. Our 401(k) plan is intended to qualify as a tax-qualified plan under Section 401 of the Code so that contributions to our 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan. Our 401(k) plan provides that each participant may contribute up to 100% of his or her pre-tax compensation, up to a statutory limit, which was $17,000 for 2012 and $17,500 for both 2013 and 2014. Participants who are at least 50 years old can also make “catch-up” contributions, which in 2012, 2013 and 2014 was limited to an additional $5,500 above the statutory limit. Under our 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee, subject to participants’ ability to give investment directions by following certain procedures. We provide matching contributions under our 401(k) plan equal to 100% of the first 1% of employees’ salary deferrals and 50% of employees’ salary deferrals between 2% and 6%, up to a maximum matching contribution of 3.5% of the salary deferrals for our employees. Our 401(k) plan also permits us to make discretionary contributions, and all of our contributions are subject to established limits and a vesting schedule.

We do not maintain any defined benefit pension plans or any nonqualified deferred compensation plans.

Perquisites and Other Personal Benefits

We provided our named executive officers with perquisites and other personal benefits in 2012, 2013 and 2014 that the compensation committee believed were reasonable and consistent with our overall compensation program. The perquisites and personal benefits that we provide to our named executive officers include matching 401(k) contributions, a supplemental medical plan that provides for visits and benefits with a private physician, key man insurance premium payments, country club dues and car lease payments. On limited occasions, we also allow named executive officers that are authorized to use chartered aircraft for business travel to, if space allows, bring family members or guests along on the trip. Because we reimburse for use of the aircraft only for business travel and we pay for the aircraft based on the flight hours regardless of the passenger load, the aggregate incremental cost to us for the additional passengers is a de minimis amount. The compensation committee periodically reviews the levels of perquisites and other personal benefits provided to our named executive officers.

Attributed costs, if any, of the personal benefits described above for the named executive officers for the years ended December 31, 2014, 2013 and 2012 are included in the summary compensation table under the heading “All Other Compensation.”

Fiscal Year 2014 Grants of Plan-Based Awards Table

The following table lists each grant of plan-based awards under the Paycom Software, Inc. 2014 Long-Term Incentive Plan (the “2014 Plan”) to each of the Company’s named executive officers during the year ended December 31, 2014. The table also includes the grant date fair value of the stock awards on the date of grant:

Name	Grant Date(1)	All Other Stock Awards: Number of Shares of Restricted Stock(1)	Grant Date Fair Value of Stock Awards($)(2)
Chad Richison	1/1/2014	5,323,907	$1,182,928
Craig E. Boelte	1/1/2014	429,099	$169,814
Jeffrey D. York	1/1/2014	434,984	$129,560
William X. Kerber III	1/1/2014	429,099	$169,814

(1)	In connection with the 2014 Reorganization, outstanding equity incentive units were converted into the number of shares of restricted stock set forth above for each of our named executive officers on January 1, 2014. Shares of restricted stock vest in accordance with the terms described above. See “—Narrative Discussion Regarding Summary Compensation Table—Equity Incentive Units and Restricted Stock Awards,” “—Material Terms of Equity Incentive Unit Grants” and “—Material Terms of Restricted Stock Awards” for more details.
(2)	Amounts represent the aggregate grant date fair value of restricted stock granted to each named executive officer in 2014 computed in accordance with ASC 718, with the exception that the amount shown assumes no forfeitures. A discussion of the assumptions used in the calculation of these amounts is included in Note 9, “Stockholders’ Equity and Stock-Based Compensation” in the annual consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on February 26, 2015.

Fiscal Year 2014 Outstanding Equity Awards At Fiscal Year-End Table

The following table lists all of the outstanding stock awards held by each of the Company’s named executive officers on December 31, 2014. The table also includes the value of the stock awards based on the fair market value of our Common Stock as of December 31, 2014:

		Stock Awards
Name	Grant Date	Number of Shares of Stock That Have Not Vested(1)	Market Value of Shares of Stock That Have Not Vested ($)(2)
Chad Richison	1/1/2014	2,974,915	$78,329,512
Craig E. Boelte	1/1/2014	266,944	$7,028,636
Jeffrey D. York	1/1/2014	270,770	$7,129,374
William X. Kerber III	1/1/2014	266,944	$7,028,636

(1)	Shares of restricted stock have vested or will vest in accordance with the terms described elsewhere in this proxy statement. See “—Narrative Discussion Regarding Summary Compensation Table—Equity Incentive Units and Restricted Stock Awards,” “—Material Terms of Equity Incentive Unit Grants and Restricted Stock Awards” and “—Material Terms of Restricted Stock Awards” for more details.
(2)	Amounts shown reflect the value of our restricted stock calculated by multiplying the number of unvested shares of restricted stock by the closing price of our Common Stock on the New York Stock Exchange on December 31, 2014, which was $26.33 per share.

Fiscal Year 2014 Option Exercises and Stock Vested Table

The following table lists the vesting of restricted stock awards for each of the Company’s named executive officers during the year ended December 31, 2014.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting ($)(2)
Chad Richison	2,348,992	$62,558,933
Craig E. Boelte	162,155	$3,982,535
Jeffrey D. York	164,214	$4,032,604
William X. Kerber III	162,155	$3,982,535

(1)	Shares of restricted stock vested in accordance with the terms described above. See “—Narrative Discussion Regarding Summary Compensation Table—Equity Incentive Units and Restricted Stock Awards,” “—Material Terms of Equity Incentive Unit Grants” and “—Material Terms of Restricted Stock Awards” for more details.

(2)	Amounts shown reflect the value of our restricted stock calculated by multiplying the number of vested shares of restricted stock by the closing price of our Common Stock on the New York Stock Exchange on the date of vesting or, in the case of shares vesting prior to our initial public offering, the price to the public of our Common Stock on the date of our initial public offering.

Compensation Committee Interlocks and Insider Participation

The current members of our compensation committee are Messrs. Minicucci and Swani. None of the members of our compensation committee is or has at any time during the past year been an officer or employee of ours. None of our executive officers currently serves or in the past year has served as a member of the Board of Directors or compensation or similar committee of any entity that has one or more executive officers serving on our Board of Directors or compensation committee.

Mr. Minicucci and Mr. Swani are managing members of X Associates and CP Associates, which are the general partners of WCAS X and WCAS Capital IV, respectively. As described under “Certain Relationships and Related Party Transactions,” we were or currently are a party to various arrangements with Welsh, Carson, Anderson & Stowe. In addition, Messrs. Minicucci and Swani are parties to the Stockholders Agreement. For additional information regarding these arrangements, see “Certain Relationships and Related Party Transactions.”

Compensation Arrangements Adopted in Connection with our Initial Public Offering

Long-Term Incentive Plan

We adopted the 2014 Plan, effective January 1, 2014, which permits us to grant an array of equity-based incentive awards to our named executive officers and other key employees, key contractors and outside directors of the Company. The following is a summary of the material terms of the 2014 Plan.

Purpose. The purpose of the 2014 Plan is to:

•	increase the interests of recipients of awards under the 2014 Plan in the Company’s welfare;

•	advance the Company’s interests by attracting and retaining qualified employees, outside directors and other persons providing services to the Company and/or its related companies; and

•	provide a means through which the Company may attract able persons as employees, contractors and outside directors.

Administration. The 2014 Plan is generally administered by the compensation committee of the Board of Directors. The compensation committee determines the recipients of awards, the types of awards to be granted and the applicable terms, provisions, limitations and performance requirements of such awards. The compensation committee also has the authority to conclusively interpret the 2014 Plan and any award agreements under the plan. The compensation committee may delegate certain duties to one or more officers of the Company as provided in the 2014 Plan.

Types of Awards. The 2014 Plan provides for grants of incentive stock options (“ISOs”), nonqualified stock options (“NQSOs”), stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance awards, dividend equivalent rights, and other awards.

•	Stock Options. A stock option is a contractual right to purchase shares at a future date at a specified exercise price. The per share exercise price of a stock option is determined by our compensation committee and many not be less than the fair market value of a share of our Common Stock on the grant date (or higher for certain employees receiving ISOs). The compensation committee determines the date after which each stock option may be exercised and the expiration date of each option, which may not exceed ten years from the grant date. The compensation committee may grant either ISOs qualifying under Section 422 of the Code or NQSOs, provided that only employees of the Company and its subsidiaries (excluding subsidiaries that are not corporations) are eligible to receive ISOs.

•	SARs. SARs represent a contractual right to receive, in cash or shares, an amount equal to the appreciation of one share of our Common Stock from the grant date. The grant price of a SAR cannot be less than the fair market value of a share of our Common Stock on the grant date. The compensation committee determines the date after which each SAR may be exercised and the expiration date of each SAR, which may not exceed ten years from the grant date.

•	Restricted Stock. Restricted stock is an award of shares of our Common Stock that are subject to restrictions on transfer and a substantial risk of forfeiture because of termination of service or failure to achieve certain performance conditions. Shares of restricted stock may be subject to restrictions that do not permit the holder to sell, transfer, pledge or assign his shares. The compensation committee determines the vesting and forfeiture conditions for each grant of restricted stock.

•	RSUs. RSUs represent a contractual right to receive the value of shares of our Common Stock at a future date, subject to specified vesting and other restrictions determined by the compensation committee. The compensation committee determines the vesting conditions, payment dates, and forfeiture conditions for each grant of RSUs.

•

Performance Awards. Performance awards, which may be denominated in cash or shares, are earned on the satisfaction of performance conditions specified by our compensation committee at the end of a specified performance period. The compensation committee determines the length of the performance period, the maximum payment value of an award, and the minimum performance goals required before payment will be made, so long as such provisions are not inconsistent with the terms of the 2014 Plan, and to the extent an award is subject to Section 409A of the Code, are in compliance with the applicable requirements of Section 409A of the Code and any applicable regulations or guidance. To the extent the Company determines that Section 162(m) of the Code shall apply to a performance award granted under the 2014 Plan, it is the intent of the Company that performance awards constitute “performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations thereunder. Further, if complying with Section 162(m) of the Code, no participant may receive performance awards in any calendar year that have an aggregate value of more than $74,128,902, and if such awards involve the issuance of Common Stock, the aggregate value shall be based on the fair market value of such shares on the time of grant of such awards. In certain circumstances, the compensation committee may, in its discretion, determine that the amount payable with respect to certain performance awards will be reduced from the amount of any potential awards. The compensation committee may not, however, increase the amount of compensation payable to an individual upon the attainment of a performance goal intended to satisfy the requirements of Section 162(m) of the Code. With respect to a performance award that is not intended to satisfy the requirements of Section 162(m) of the Code, if the compensation committee determines in its sole discretion that the established performance measures or objectives are no longer suitable because of a change in the Company’s business, operations, corporate structure, or for other reasons that the compensation committee deems satisfactory, it may modify the performance measures or objectives and/or the performance period.

•	Dividend Equivalent Rights. Dividend equivalent rights represent the right of the participant to receive cash or stock equal in value to the dividends that would have been paid on the shares of Common Stock specified in the award if such shares were held by the participant.

•	Other Awards. Our compensation committee is authorized to grant other forms of awards, based upon, payable in, or otherwise related to, in whole or in part, shares of Common Stock if the compensation committee determines that such other form of award is consistent with the purpose and restrictions of the 2014 Plan.

Performance Measures. Awards of restricted stock, RSUs, performance awards and other awards under the 2014 Plan may be made subject to the attainment of “performance goals” relating to one or more business criteria used to measure the performance of the Company as a whole or any business unit of the Company, which, where applicable, shall be within the meaning of Section 162(m) of the Code and consist of one or more or any combination of the following criteria: cash flow; cost; revenues; sales; ratio of debt to debt plus equity; net borrowing, credit quality or debt ratings; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; gross margin; earnings per share (whether on a pre-tax, after-tax, operational or other basis); operating earnings; capital expenditures; expenses or expense levels; economic value added; ratio of operating earnings to capital spending or any other operating ratios; free cash flow; net profit; net sales; net asset value per share; the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions; sales growth; price of our Common Stock; return on assets, equity or stockholders’ equity; market share; or total return to stockholders (the “Performance Criteria”). Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. Any Performance Criteria may include or exclude (i) extraordinary, unusual and/or non-recurring items of gain or loss, (ii) gains or losses on the disposition of a business, (iii) changes in tax or accounting regulations or laws, (iv) the effect of a merger or acquisition, as identified in the Company’s quarterly and annual earnings releases, or (v) other similar occurrences. In all other respects, Performance Criteria shall be calculated in accordance with the Company’s financial statements, under generally accepted accounting principles, or under a methodology established by the compensation committee prior to the issuance of an award that is consistently applied and identified in the audited financial statements, including footnotes, or the Compensation Discussion and Analysis section of the Company’s annual report or proxy statement. To the extent, however, Section 162(m) of the Code is applicable, the compensation committee may not in any event increase the amount of compensation payable to an individual upon the attainment of a performance goal.

Authorized Shares. We have reserved 11,350,881 of our shares of Common Stock for issuance pursuant to the 2014 Plan, of which 100% may be delivered pursuant to ISOs. In addition, the maximum number of shares of Common Stock with respect to which stock options or SARs may be granted to an officer of the Company subject to Section 16 of the Exchange Act, or a “covered employee” as defined in Section 162(m)(3) of the Code, during any calendar year is limited to 5,323,907 shares of Common Stock. To the extent any award under the 2014 Plan is forfeited, expired or cancelled, then the number of shares of Common Stock covered by the award or stock option so forfeited, expired or cancelled will again be available for awards under the 2014 Plan.

Capital Adjustments. In the event that any extraordinary dividend or other extraordinary distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event affects the fair value of an award, the compensation committee shall adjust any or all of the following so that the fair value of the award immediately after the transaction or event is equal to the fair value of the award immediately prior to the transaction or event:

•	the number of shares and type of Common Stock (or the securities or property) which thereafter may be made the subject of awards;

•	the number of shares and type of Common Stock (or other securities or property) subject to outstanding awards;

•	the number of shares and type of Common Stock (or other securities or property) specified as the annual per-participant limitation specified in the 2014 Plan;

•	the option price of each outstanding award;

•	the amount, if any, the Company pays for forfeited shares of Common Stock; and

•	the number of, or SAR price of, shares of Common Stock then subject to outstanding SARs previously granted and unexercised under the plan, to the end that the same proportion of the Company’s issued and outstanding shares of Common Stock in each instance shall remain subject to exercise at the same aggregate SAR price, provided that the number of shares of Common Stock (or other securities or property) subject to any award shall always be a whole number.

Notwithstanding the foregoing, no adjustment shall be made or authorized to the extent that such adjustment would cause the 2014 Plan or any award to violate Section 422 of the Code or Section 409A of the Code. All such adjustments must be made in accordance with the rules of any securities exchange, stock market, or stock quotation system to which the Company is subject.

Eligibility. Any employees, contractors and outside directors whose judgment, initiative and efforts contributed or may be expected to contribute to the successful performance of the Company are eligible to receive awards under the 2014 Plan, except that only employees of a corporation are eligible to receive ISOs.

Vesting; Termination of Service. The compensation committee, in its sole discretion, may determine that an award will be immediately vested in whole or in part, or that all or any portion may not be vested until a date, or dates, subsequent to its grant date, or until the occurrence of one or more specified events, subject in any case to the terms of the 2014 Plan. If the compensation committee imposes conditions upon vesting, then, except as otherwise provided below, subsequent to the grant date the compensation committee may, in its sole discretion, accelerate the date on which all or any portion of the award may be vested. “Full Value Awards” (i.e., restricted stock or RSUs) that constitute performance awards must vest no earlier than one year after the date of grant, and Full Value Awards that are payable upon the completion of future services must vest no earlier than over the three year period commencing on the date of grant.

Notwithstanding the foregoing, the compensation committee may, in its sole discretion, accelerate the vesting or waive any applicable restriction period for such Full Value Awards, provided that the shares of Common Stock subject to such awards shall be “Exempt Shares” (as defined in the 2014 Plan), unless such acceleration or waiver occurs by reason of the participant’s death, disability, retirement, or occurrence of a change in control. The number of Exempt Shares is limited to 10% of the number of shares available for issuance under the 2014 Plan, plus the total number of shares subject to awards that are received in exchange for incentive units in Paycom Payroll Holdings, LLC (“Holdings”). The compensation committee may impose on any award, at the time of grant or thereafter, such additional terms and conditions as the compensation committee determines, including terms requiring forfeiture of awards in the event of a participant’s termination of service. The compensation committee will specify the circumstances under which performance awards may be forfeited in the event of a termination of service by a participant prior to the end of a performance period or settlement of awards. Except as otherwise determined by the compensation committee, restricted stock will be forfeited upon a participant’s termination of service during the applicable restriction period.

Change in Control. Upon the effective date of any change in control (as defined in the 2014 Plan), merger, consolidation or share exchange, or any issuance of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the Common Stock or the rights thereof (or any rights, options, or warrants to purchase same), or any proposed sale of all or substantially all of the assets of the Company, or of any dissolution or liquidation of the Company, all awards granted under the 2014 Plan may be cancelled by the Company upon (i) notice and a ten (10) day period during which the participant is permitted to purchase such shares of Common Stock subject to such awards or (ii) payment to the holder of an amount equal to a reasonable estimate of the difference between the fair market value of a share of stock underlying such award and the price per share of such award to be paid by the participant, multiplied by the number of shares subject to the award.

Transferability. Awards under the plan generally may not be transferred, assigned, pledged, hypothecated or otherwise conveyed or encumbered other than by will or the laws of descent and distribution, provided that the compensation committee may permit transfers to or for the benefit of the participant’s immediate family members.

Effective Date and Expiration; Termination and Amendment. The 2014 Plan became effective on January 1, 2014, and will terminate on January 1, 2024, unless it is terminated earlier by our Board of Directors. No awards may be made under the 2014 Plan after its expiration date, but awards made prior thereto may extend beyond that date. Our Board of Directors may at any time and from time to time, without the consent of the participants, alter, amend, revise, suspend, or discontinue the 2014 Plan in whole or in part. Our Board of Directors does not need stockholder approval to amend our 2014 Plan unless required by any securities exchange or inter-dealer quotation system on which the Common Stock is listed or by applicable law. Unless required by law, no action by our Board of Directors regarding amendment or discontinuance of the 2014 Plan may adversely affect any rights of any participants or obligations of the Company to any participants with respect to any outstanding award under the 2014 Plan without the consent of the affected participant.

Employment Agreements

On December 30, 2013, we entered into employment agreements with each of our named executive officers, each of which were effective on, and not effective until, January 1, 2014. With the exception of the annual compensation (base salary and annual bonus potential) and certain perquisites provided to Mr. Richison, the material terms of the employment agreements of all four of our named executive officers are substantially the same. The summary of the employment agreements below does not contain complete descriptions of all provisions of the employment agreements of our named executive officers, copies of which were included as exhibits to our Annual Report on Form 10-K.

Under the employment agreements, Mr. Richison is entitled to receive an annual base salary of no less than $555,197, Mr. Boelte is entitled to receive an annual base salary of no less than $291,600, Mr. York is entitled to receive an annual base salary of no less than $356,400 and Mr. Kerber is entitled to receive an annual base salary of no less than $291,600. Each named executive officer is eligible to receive an annual bonus equal to 100% of his base salary (for Messrs. Richison and Boelte) or 75% of his base salary (for Messrs. York and Kerber), with the amount of such bonus to be determined by our compensation committee in accordance with the plans, policies and procedures adopted by the compensation committee from time to time.

The employment agreements also provide that each named executive officer is eligible to participate in, or receive benefits under, the Company’s executive benefit plan and any plan or arrangement made available to our employees, including any health, dental, vision, disability, life insurance, 401(k), or other retirement programs in accordance with the terms and conditions of such plans or arrangements. Each named executive officer is also entitled to vacation time, a Company automobile and reimbursement of business expenses. In addition, we have agreed to provide Mr. Richison the use of a private aircraft, home security while he travels on Company business and a country club membership.

In connection with the employment agreements, each named executive officer agreed to confidentiality, noncompetition, noninterference and intellectual property protection provisions.

The employment agreements have initial terms of three (3) years following the consummation of our initial public offering and automatically renew for successive one (1) year periods, unless earlier terminated by the Company or the named executive officer. Each named executive officer’s employment terminates upon death, disability, termination by the Company with or without “cause,” or termination by the named executive officer with or without “good reason.” In each case, the named executive officer is entitled to (i) payment of any earned but unpaid salary and accrued but unused vacation time and (ii) payment of any business expenses incurred but not reimbursed. In addition, if the named executive officer’s employment is terminated by the Company without cause or by the named executive officer with good reason, subject to the execution and return of a release of claims, the named executive officer is entitled to (i) continuation of his base salary for the length of the remaining “Restricted Period” following his termination, (ii) continuation of health insurance benefits for the length of the remaining Restricted Period, and (iii) a pro rata amount of the bonus the named executive officer would have earned as determined by the compensation committee for the year in which the termination occurred. For purposes of the employment agreements, the “Restricted Period” will elapse upon the later of thirty-six (36) months following the consummation of our initial public offering, or April 2017, or twelve (12) months following the named executive officer’s date of termination of employment.

Each of the employment agreements define “cause” generally as (i) the repeated failure to perform such duties as are lawfully requested by the chief executive officer (or in the case of Mr. Richison, the Board of Directors), (ii) the failure by named executive officer to observe material policies of the Company and its subsidiaries, (iii) gross negligence or willful misconduct in the performance of his duties, (iv) the material breach of employment or any non-competition, non-solicitation or similar restrictive agreement with the Company, (v) fraud, embezzlement, disloyalty or dishonesty with respect to the Company, (vi) use of illegal drugs or repetitive abuse of other drugs or alcohol which interferes with the performance of his duties, or (vii) the commission of any felony or of a misdemeanor involving dishonesty, disloyalty or moral turpitude. Each of the employment agreements define “good reason” as (i) any material reduction by the Company in the named executive officer’s base salary without prior consent, (ii) following a change in control, any change in the named executive officer’s status, reporting, duties or position that represents a demotion or diminution from such named executive officer’s prior status, or (iii) any material breach by the Company of the employment agreement between the Company and the named executive officer; provided, that the named executive officer shall not be deemed to have been terminated for “good reason” unless he delivers to the Company written notice specifying the alleged “good reason” within thirty (30) days after he learns of the circumstances giving rise to “good reason,” within thirty (30) days following delivery of such notice, the Company has failed to cure such circumstances and the named executive officer resigns within fifteen (15) days after the end of the cure period.

In connection with the employment agreements, we issued shares of restricted stock under our 2014 Plan to each of our named executive officers on January 1, 2014 to replace unvested management incentive units held by our named executive officers prior to the 2014 Reorganization. These grants were designed to provide our named executive officers with shares of restricted stock equivalent in value to the equity incentive units they held prior to the 2014 Reorganization and are subject to the terms of the respective restricted stock award agreements with each officer. Our named executive officers were issued shares of restricted stock in the following amounts:

Name	Number of Shares of Restricted Stock Subject to Time Vesting Awards(1)	Number of Shares of Restricted Stock Subject to Performance Vesting Awards(1)
Chad Richison	1,239,670	4,084,237
Craig E. Boelte	197,451	231,648
Jeffrey D. York	200,396	234,588
William X. Kerber III	197,451	231,648

(1)	For additional information concerning the vesting conditions of the restricted stock, see “—Narrative Discussion Regarding Summary Compensation Table—Equity Incentive Units and Restricted Stock Awards” and “—Material Terms of Restricted Stock Awards.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have described below transactions since January 1, 2014 to which we have been a participant, in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

The 2014 Reorganization

Paycom Software, Inc. (“Software”) and its wholly-owned subsidiary, Payroll Software Merger Sub, LLC (“Merger Sub”) were formed as Delaware entities on October 31, 2013 and December 23, 2013, respectively, in anticipation of an initial public offering and were wholly-owned subsidiaries of Holdings prior to December 31, 2013.

On January 1, 2014, we consummated a reorganization pursuant to which: (i) affiliates of Welsh, Carson, Anderson & Stowe, contributed WCAS Holdings and WCAS CP IV Blocker, Inc. (“CP IV Blocker”), which collectively owned all of the Series A Preferred Units of Holdings, to Software in exchange for shares of common stock of Software, and (ii) the owners of outstanding Series B Preferred Units of Holdings contributed their Series B Preferred Units of Holdings to Software in exchange for shares of common stock of Software. Immediately after these contributions, Merger Sub merged with and into Holdings with Holdings surviving the merger. Upon consummation of the merger, the remaining holders of outstanding common and incentive units of Holdings received shares of common stock of Software for their common and incentive units by operation of Delaware law and Holdings’ ownership interest in Software was cancelled. Outstanding common units, Series B Preferred Units and WCAS Holdings and CP IV Blocker were contributed to Software in exchange for, or converted into, 45,708,573 shares of common stock and 8,121,101 shares of restricted stock of Software. Prior to the reorganization, WCAS Holdings held Series C Preferred Units of Holdings in the amount of $46.2 million and WCAS Holdings had a note payable to a related party due April 3, 2017, in the amount of $46.2 million. Following these transactions, all outstanding Series C Preferred Units of Holdings were eliminated in an intercompany transaction between Holdings and WCAS Holdings, and we assumed the 14% Note due 2017 (the “2017 Note”) that was issued by WCAS Holdings payable to WCAS X. Following the reorganization, Software became a holding company with its principal assets being the Series B Preferred Units of Holdings and the outstanding capital stock of WCAS Holdings and CP IV Blocker (collectively, the “2014 Reorganization”).

2017 Note

In connection with the 2014 Reorganization, we assumed the 2017 Note that was issued by WCAS Holdings payable to WCAS X. As of March 31, 2014, the outstanding principal amount of the 2017 Note was $46.2 million (which excluded accrued interest of $1.6 million). The 2017 Note was due on April 3, 2017 and interest was payable at an annual rate of 14.0%, payable semiannually in arrears on June 30 and December 31 of each year. We could, at our option, choose to defer all or a portion of the accrued interest on the note that was due and payable on any payment date, provided that such amount of accrued interest was added to the principal amount of the note on such interest payment date (with the accrued but unpaid interest bearing interest at an annual rate of 14.0%). In April 2014, we paid off the outstanding principal balance of $46.2 million and accrued interest of $1.6 million under the 2017 Note with proceeds from our initial public offering and existing cash.

Stockholders Agreement

Election of Directors

In connection with the 2014 Reorganization, the Company, WCAS X, WCAS Capital IV, WCAS Management Corporation, Chad Richison, Shannon Rowe, William X. Kerber, III, Jeffrey D. York, Robert J. Levenson and the Estate of Richard Aiello and certain of their affiliates or related entities entered into the Stockholders Agreement. In March 2015, we subsequently entered into the Joinders with Robert Minicucci and Sanjay Swani and an affiliated entity and other managing members of the general partners of WCAS X and WCAS Capital IV that received an in kind distribution of shares of our Common Stock. Pursuant to the Joinders, Messrs. Minicucci and Swani and an affiliated entity and other managing members of the general partners of

WCAS X and WCAS Capital IV became parties to the Stockholders Agreement, and shares owned by them became subject to the Stockholders Agreement. Holders of such shares are either entitled to designate three representatives (along with WCAS X and any of its affiliates) or one representative (along with WCAS Capital IV and any of its affiliates), as applicable. Among other things, the Stockholders Agreement provides that for so long as the parties thereto continue to collectively hold 40% of our issued and outstanding shares of Common Stock, each party will vote and take all other necessary and desirable action within such party’s control to (i) cause the authorized number of directors of our Board of Directors to be established at seven and (ii) elect to our Board of Directors:

•	three representatives designated by the holders of a majority of the shares of Common Stock held by WCAS X and any of its affiliates to which shares of Common Stock are transferred pursuant to the Stockholders Agreement;

•	one representative designated by the holders of a majority of the shares of Common Stock held by WCAS Capital IV and any of its affiliates to which shares of Common Stock are transferred pursuant to the Stockholders Agreement; and

•	subject to certain conditions, one representative designated by the holders of a majority of the shares of Common Stock held by the Minority Holders, who shall be Chad Richison for so long as he is employed by us.

As such, Welsh, Carson, Anderson & Stowe and its affiliates have effectively designated four representatives to our Board of Directors. Messrs. Levenson, Swani and Minicucci were designated by WCAS X. Mr. Mulvee was designated by WCAS Capital IV.

Under the Stockholders Agreement, each of the Stockholders Agreement Parties has also appointed X Associates as such person’s true and lawful proxy and attorney-in-fact and granted an irrevocable proxy to X Associates to vote at any annual or special meeting of stockholders or to take any action by written consent in lieu of such meeting for the election or removal of directors and other related matters expressly covered by the Stockholders Agreement. X Associates may exercise the irrevocable proxy granted to it under the Stockholders Agreement in the event that a Stockholders Agreement Party fails to vote in accordance with the terms of the Stockholders Agreement.

Termination

The Stockholders Agreement will terminate upon the latest of the date on which: (i) Chad Richison ceases to be our chief executive officer, (ii) the date on which Chad Richison ceases to be a director and (iii) the parties to the Stockholders Agreement collectively own less than 40% of our issued and outstanding shares of Common Stock.

Registration Rights Agreement

In connection with the 2014 Reorganization, we and Paycom Payroll, LLC (“Payroll”), the WCAS Funds, WCAS Holdings, the Estate of Richard Aiello, Robert J. Levenson, Sue Ann Jordan, Chad Richison, Jeffrey D. York and certain entities affiliated with these individuals became parties to a registration rights agreement (the “Registration Rights Agreement”). The parties to the Registration Rights Agreement are entitled to certain rights with respect to registration of shares of our Common Stock (the “registrable securities”) under the Securities Act. The holders of these registrable securities will possess the registration rights contained in the Registration Rights Agreement that are described in additional detail below.

Demand Registration Rights

Under the Registration Rights Agreement, upon the written request of the holders of a majority of the registrable securities owned by WCAS Holdings and its affiliates to register all or part of their registrable securities on a registration statement under the Securities Act, we will be obligated to register the sale of all registrable securities that holders may request in writing to be registered within 20 days of the mailing of a notice by us to all holders of such registration. We are required to effect no more than four registration statements on

Form S-1, subject to certain exceptions, and an unlimited number of registration statements on Form S-3. We may postpone the filing of a registration statement for up to 120 days once in a 12-month period if in the good faith judgment of our Board of Directors such registration would be materially harmful to our economic prospects, and we are not required to effect the filing of a registration statement within six months following the effective date of a previous registration of the registrable securities.

Piggyback Registration Rights

If we register any of our securities for public sale, we will have to register all registrable securities that the holders of such securities request in writing be registered within 20 days of mailing of notice by us to all holders of the proposed registration, subject to certain exceptions. This right, however, does not apply to a registration statement on Form S-8 or S-4 or a demand registration. The managing underwriter of any underwritten offering will have the right to limit, due to marketing reasons, the number of shares registered by these holders.

Form S-3 Registration Rights

To the extent we are eligible to use a registration statement on Form S-3, the holders of a majority of the registrable securities owned by WCAS Holdings and its affiliates can request that we register all or a portion of their shares on a registration statement on Form S-3. We are required to use our best efforts to file one or more registration statements on Form S-3 upon the exercise of these rights, subject to certain exceptions.

Registration Expenses

We are required to pay all expenses incurred in connection with each of the registrations described above, except for underwriting discounts and commissions. We were required to pay the expenses incurred by the parties to the Registration Rights Agreement, including WCAS Holdings and its affiliates, in connection with the registration of shares of Common Stock in our initial public offering that closed in April 2014. The total amount of expenses that we paid under the Registration Rights Agreement in connection with the initial public offering was approximately $759,000. We were also required to pay the expenses incurred by the parties to the Registration Rights Agreement, including WCAS Holdings and its affiliates, Robert J Levenson and certain of his affiliates and related entities and the Estate of Richard Aiello, in connection with the registration of shares of Common Stock in a follow-on offering that closed in January 2015. The total amount of expenses we paid under the Registration Rights Agreement in connection with the follow-on offering was approximately $55,000. We also agreed to pay expenses incurred in connection with the follow-on offering on behalf of Hank Binkowski and Shannon Rowe, who is the sister of Chad Richison, our president and chief executive officer. The total amount of these expenses was approximately $25,000.

Expiration of Registration Rights

The registration rights described above will terminate as to any stockholder as such time as the stockholder no longer holds shares of Common Stock.

2022 Note

In connection with a corporate reorganization that occurred in April 2012, we entered into the 10% Senior Note due 2022 (the “2022 Note”) with WCAS Capital IV. The 2022 Note was due on April 3, 2022 and interest accrued at a rate of 10% per annum and was payable semiannually in arrears on December 31 and June 30 of each year. We could, at our option, choose to defer all or a portion of the accrued interest on the 2022 Note that was due and payable on any payment date, provided that such amount of accrued interest was multiplied by 1.3 and added to the principal amount of the note on such interest payment date (with the result that such interest will have accrued at an effective rate of 13.0% instead of 10.0% through such payment date). In April 2014, we paid off the outstanding principal balance of the 2022 Note of $18.8 million and the associated amortized discount of $4.1 million with proceeds from our initial public offering and from existing cash.

Payables

At December 31, 2013, Holdings owed approximately $66,000 to Welsh, Carson, Anderson and Stowe, representing tax distributions and travel expenses paid by Welsh, Carson, Anderson and Stowe and reimbursable by Holdings. In April 2014, we paid off the balance of this payable.

Lease of Office Space

For the year ended December 31, 2014, we paid rent on our Dallas office space in the amount of approximately $311,000. The Dallas office building is owned by 417 Oakbend, LP, a Texas limited partnership. Jeffrey D. York, our chief sales officer, owns a .01% general partnership interest and a 10.49% limited partnership interest in 417 Oakbend, LP.

Indemnification of Directors and Officers

We have entered and intend to continue to enter into indemnification agreements with our directors which, subject to certain exceptions, require us to indemnify such persons to the fullest extent permitted by applicable law, including indemnification against certain expenses, including attorneys’ fees, judgments, fines or penalties or other amounts paid in settlement in connection with any legal proceedings to which the director was, or is threatened to be made, a party by reason of the fact that such director is or was a director, officer, employee, fiduciary or agent of the Company or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at the express written request of the Company, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of the Company and, with respect to any criminal proceeding, in a manner in which such person would have had no reasonable cause to believe his conduct was unlawful. Subject to certain limitations, these indemnification agreements also require us to advance expenses to our directors in advance of the final disposition of any action or proceeding for which indemnification is required or permitted.

Directed Share Program

Chad Richison, our president, chief executive officer and director, Craig E. Boelte, our chief financial officer, William X. Kerber III, our chief information officer and Frederick C. Peters II, our director, on behalf of themselves and certain of their affiliates, purchased 52,600, 5,000, 5,000, and 5,000 shares of our Common Stock in our initial public offering in April 2014 for an aggregate purchase price of approximately $789,000, $75,000, $75,000 and $75,000, respectively, pursuant to the directed share program that was conducted in connection with our initial public offering.

Review, Approval or Ratification of Transactions with Related Parties

We have adopted a formal written policy that our executive officers, directors, holders of more than 5% of any class of our voting securities, and any member of the immediate family of, and any entity affiliated with, any of the foregoing persons, are not permitted to enter into a related party transaction with us, in which the amount involved exceeds $120,000, without the prior review and approval of our audit committee. In approving or rejecting any such proposal, our audit committee will consider all of the relevant facts and circumstances of the related party transaction and the related party’s relationship and interest in the transaction. All of the transactions described above were entered into prior to the adoption of this policy, except for the entry into the Stockholders Agreement, Registration Rights Agreement, the repayment of the 2022 Note and the 2017 Note and the participation of our executive officers in the directed share program. All of the transactions described above were either approved or ratified in accordance with the terms of this policy.

PROPOSAL 2: APPROVAL OF THE PAYCOM SOFTWARE, INC.

EMPLOYEE STOCK PURCHASE PLAN

Overview

On March 25, 2015, our Board of Directors approved and adopted the Stock Purchase Plan (the “ESPP”), subject to stockholder approval, and directed that the ESPP be submitted to the stockholders for their approval at the Annual Meeting.

In this Proposal 2, we are requesting that our stockholders approve ESPP. The ESPP is designed to qualify as an employee stock purchase plan under Section 423 of the Code. Stockholder approval of the ESPP is required in order to comply with the requirements of Section 423 of the Code. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the ESPP. Abstentions will have the same effect as votes cast against the approval of the ESPP. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

We have included a summary of the key features of the ESPP. This summary, however, does not purport to be a complete description of the ESPP. A copy of the ESPP has been filed with the SEC as Appendix A to this proxy statement and may be accessed from the SEC’s website at www.sec.gov. The following summary is qualified in its entirety by reference to the complete text of the ESPP. Any stockholder that wishes to obtain a copy of the actual plan document may do so by written request to: Corporate Attorney, Paycom Software, Inc., 7501 W. Memorial Road, Oklahoma City, Oklahoma 73142.

If this Proposal 2 is approved, the ESPP will become effective following the approval of our stockholders at the Annual Meeting. In the event that this Proposal 2 is not approved, the ESPP will not become effective.

Purpose

The purpose of the ESPP is to provide our employees and our subsidiaries’ employees (including executive officers) with an opportunity to purchase Common Stock through payroll deductions. The ESPP is designed to qualify as an “employee stock purchase plan” under Section 423 of the Code. The ESPP is not a qualified deferred compensation plan under Section 401(a) of the Code and is not subject to the Employee Retirement Income Security Act of 1974, as amended.

ESPP Administration

The ESPP is to be administered by the compensation committee, or such other committee as our Board of Directors shall designate (the “Administrator”). The Administrator has the authority to, among other things, (i) interpret the ESPP, (ii) prescribe, amend and rescind any rules and regulations, as necessary or appropriate for the administration of the ESPP, (iii) determine eligibility and adjudicate all disputed claims filed under the ESPP, (iv) delegate to officers of the Company the authority to perform specified functions under the ESPP and (v) take such actions as it deems necessary or advisable in the administration of the ESPP.

Eligibility

Any employee of the Company or its designated subsidiaries (including executive officers) shall be eligible to participate in the ESPP after completing enrollment forms and complying with other enrollment procedures, other than employees who (i) immediately after an option is granted, would own 5% or more of the combined voting power of all classes of stock of the Company or any subsidiary, (ii) are citizens or residents of a jurisdiction outside the United States whose participation is prohibited under the laws of a foreign jurisdiction or through their participation would require us to comply with the laws of the applicable jurisdiction which in turn would cause the ESPP to violate the regulations of Section 423 of the Code, or (iii) whose customary employment is not more than twenty (20) hours per week or is not more than five (5) months per calendar year. No employee, however, will be permitted to elect to purchase Common Stock through the ESPP to the extent that immediately after the grant of an option, (x) the employee would own capital stock of the Company and/or hold outstanding options under the ESPP to purchase such stock equal to 5% or more of the total combined voting power or value of all classes of capital stock of the Company or any subsidiary, or (y) his or her rights to purchase stock under all “employee stock purchase plans” of the Company and its subsidiaries accrues at a rate that exceeds $25,000 (or such other maximum as may be prescribed from time to time by the Code) worth of stock (determined at the fair market value of the shares of Common Stock at the time such option is granted) for each calendar year in which such option is outstanding at any time, in accordance with the provisions of Section 423(b)(8) of the Code.

As of March 17, 2015, approximately 1,100 employees would be eligible to participate in the ESPP.

Authorized Shares

Subject to certain adjustments, the maximum number of shares of our Common Stock that may be acquired by participants under the ESPP is 2,000,000 shares. The maximum number of shares of our Common Stock that may be acquired by a participant pursuant to an option for each Offering Period (defined below) is 2,000 shares.

Operation of the ESPP

The ESPP will generally operate in consecutive, overlapping periods of approximately 24 months in duration, during which options may be granted and exercised pursuant to the ESPP (referred to as “Offering Periods”), provided that the Administrator may provide in advance that a particular Offering Period will be a different duration. Offering Periods under the ESPP generally commence on the fourth trading day on or after May 15 and November 15 of each year and terminate approximately 24 months later; provided, that the first Offering Period under the ESPP will commence on May 18, 2015 and end on May 22, 2017.

Eligible employees participating in the ESPP may elect to contribute, through payroll deductions, up to 10% of their compensation for the purchase of Common Stock under the ESPP. On the first trading day of each Offering Period (referred to as the “Offering Date”), each eligible employee who has elected to participate in the ESPP and timely filed a subscription agreement for that Offering Period will be granted an option to purchase shares of the Company’s Common Stock equal to the number of whole shares of Common Stock determined by dividing such employee’s payroll deductions accumulated prior to the Exercise Date (as defined below) and retained in the participant’s account as of the Exercise Date by the applicable Purchase Price (defined below) per share.

Each participant’s contributions under the ESPP will be credited to a bookkeeping account in his or her name and accumulate through payroll deductions during the periods commencing on the Offering Date or Exercise Date, as applicable, and ending on the next Exercise Date within the Offering Period (referred to as “Purchase Periods”). Each option under the ESPP is automatically exercised at the end of each Purchase Period on the third trading day after March 15, May 15, August 15 and November 15 of each calendar year, as applicable (each, an “Exercise Date”), except that the first Exercise Date under the ESPP shall be August 19, 2015. A participant’s ESPP account will be reduced upon exercise of his or her option by the amount used to pay the Purchase Price of the maximum number of whole shares of Common Stock acquired by the participant during such Purchase Period. No interest will be paid to any participant or shall accrue on the payroll deductions held in any participant’s account under the ESPP.

Purchase of Common Stock

The ESPP permits shares of Common Stock to be purchased at a price per share equal to 85% of the fair market value of a share on the Exercise Date (the “Purchase Price”), provided that such price may be adjusted by the Administrator as provided under the ESPP. Fractional shares will not be purchased. On an Exercise Date, any amounts remaining that are not sufficient to purchase a whole share will be credited to the participant’s account for subsequent Purchase Periods or Offering Periods, as applicable.

Withdrawal from the ESPP

A participant’s election to participate in the ESPP will generally continue in effect for all Offering Periods until the participant gives written notice of withdrawal from the ESPP. Upon giving a written notice of withdrawal at least five (5) days prior to the Exercise Date, a participant may withdraw all but not less than all of the payroll deductions credited to his or her account. All of the participant’s payroll deductions credited to his or her account shall be paid to such participant as soon as practicable after receipt of the notice of withdrawal and such participant’s option for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering Period. If a participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new subscription agreement.

Effect of Termination of Employment

A participant’s participation in the ESPP will immediately terminate if the participant ceases to be employed by the Company or one of its designated subsidiaries or ceases to qualify as an eligible employee for any reason. In such event, the payroll deductions credited to the participant’s account during the Offering Period but not yet used to purchase shares under the ESPP will be returned without interest to him or her or, in the case of his or her death, to his or her designated beneficiaries.

Transferability

A participant’s payroll deductions and rights with regard to the exercise of options or the purchase of shares under the ESPP, as well as contributions credited to his or her ESPP account, may not be assigned, transferred, pledged or otherwise disposed of in any way except by will, the laws of descent and distribution, or to a participant’s designated beneficiary.

Effect of Change in Control

In the event of (i) a transaction or series of transactions in which any person becomes the beneficial owner of securities or Common Stock representing thirty percent (30%) or more of the Company’s then outstanding securities or Common Stock, (ii) any merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto failing to represent at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving or other entity, (iii) a sale or disposition of all or substantially all of the Company’s assets, (iv) a dissolution or liquidation of the Company, or (v) any other transaction constituting a change in control under the ESPP, each outstanding option shall be assumed or substituted for an equivalent option of the successor corporation. In the event that a successor corporation refuses to assume or substitute for the option, any Purchase Periods will be shortened by setting a new Exercise Date and any Offering Periods then in progress shall end on the new Exercise Date. The new Exercise Date shall be before the date of the Company’s proposed change in control.

Adjustments upon Changes in Capitalization

In the event of any recapitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event that affects the fair value of an option, the maximum number of shares that shall be made available for sale under the ESPP, the maximum number of shares each participant may purchase pursuant to each option, as well as the price per share and the number of shares covered by each option under the ESPP that has not yet been exercised shall be proportionally adjusted so that the fair value after such event is equal to the fair value immediately prior to such event. Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive, and shall be made in accordance with the rules of any securities exchange, stock market, or stock quotation system to which the Company is subject. Except as expressly provided in the ESPP, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option. No adjustment shall be made or authorized to the extent that such adjustment would cause the ESPP or any option to violate Section 423 of the Code.

Amendment and Termination

The Administrator may at any time and for any reason terminate or amend the ESPP, provided that, except as provided under the ESPP, no such action adversely affects the rights of a participant with respect to options that have already been granted unless their consent is obtained.

Certain U.S. Federal Income Tax Consequences to Participants

Payroll deductions to the ESPP are made on an after-tax basis, which means that the applicable federal and state tax withholding is applied to a participant’s compensation before ESPP contributions are deducted. Generally, participants will not recognize any additional taxable income as a result of participation in the ESPP until participants dispose of the shares of Common Stock acquired under the ESPP. The tax consequences upon disposition depend on whether the disposition of the shares is a “qualifying disposition” or a “disqualifying disposition.” A disqualifying disposition occurs when a participant disposes of a share of Common Stock acquired pursuant to the ESPP within two years from the Offering Date or one year from the date the share was transferred to the participant. Any other disposition is considered a “qualifying disposition.”

Upon a disqualifying disposition, a participant will realize ordinary income in the year of disposition in an amount equal to the excess of the aggregate fair market value of the shares on the date they were purchased by the participant over the aggregate Purchase Price paid by the participant. Upon a qualifying disposition, participants will recognize ordinary income in the year of disposition equal to the lesser of (i) the excess of the aggregate fair market value of the shares on the date of disposition over the aggregate Purchase Price paid by the participant, or (ii) the excess of the aggregate fair market value of the shares on the Offering Date over the aggregate Purchase Price paid by the participant. Participants will have a basis in their shares equal to the Purchase Price of their shares plus any amount that must be treated as ordinary income at the time of disposition of the shares. Any additional gain or loss realized on the disposition of shares acquired under the ESPP will be a capital gain or loss, respectively.

Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult his or her tax adviser as to the federal, state, local, and other tax consequences of his or her participation in the ESPP.

Benefits under the ESPP

The benefits to be received by our executive officers and employees under the ESPP are not determinable because, under the terms of the ESPP, the amounts of share purchases are based upon elections made by eligible employees subject to the terms and limits of the ESPP. Directors who are not employees do not qualify as eligible employees and thus cannot participate in the ESPP. The Purchase Price for future share purchases is not determinable because it will be based upon the closing price of our shares of common stock on the applicable Exercise Date.

Certain U.S. Federal Income Tax Consequences to the Company

In the event of a disposition of shares by a participant after the expiration of the required holding periods, the Company will not recognize taxable income, nor will it be entitled to any deduction from income by reason of the participant’s purchase or disposition of the Common Stock. In the event a participant recognizes compensation income as a result of a disposition prior to the expiration of the required holding periods, the Company will be entitled to a corresponding deduction from its taxable income, subject to the deduction limitation imposed by Section 162(m) of the Code.

No Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights with respect to the approval and adoption of the ESPP, and we will not independently provide our stockholders with any such rights.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the ESPP. Abstentions will have the same effect as votes cast against the ESPP. Broker non-votes will have no effect on the outcome of the vote on this Proposal 2.

The Board of Directors recommends that you vote FOR the approval of the ESPP.

PROPOSAL 3: APPROVAL OF THE PAYCOM SOFTWARE, INC. ANNUAL INCENTIVE PLAN

Background

On March 25, 2015, our Board of Directors approved and adopted the Paycom Software, Inc. Annual Incentive Plan (the “Incentive Plan”), subject to stockholder approval, and directed that the Incentive Plan be submitted to the stockholders at the Annual Meeting.

In this Proposal 3, we are requesting that our stockholders approve the Incentive Plan to ensure that the Incentive Plan qualifies under Section 162(m) of the Code, which provides a federal income tax deduction for performance-based compensation. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the Incentive Plan. Abstentions will have the same effect as votes cast against approval of the Incentive Plan. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

The following is a brief summary of the material features of the Incentive Plan, as it pertains to certain “covered employees” (generally, an individual employed by Company who, on the last day of the taxable year, either is the Company’s principal executive officer or an individual who is among the three highest compensated officers for the taxable year (other than the principal executive officer or the principal financial officer)). This summary, however, does not purport to be a complete description of the Incentive Plan. A copy of the Incentive Plan has been filed with the SEC as Appendix B to this proxy statement and may be accessed from the SEC’s website at www.sec.gov. The following summary is qualified in its entirety by reference to the complete text of the Incentive Plan. Any stockholder that wishes to obtain a copy of the actual plan document may do so by written request to: Corporate Attorney, Paycom Software, Inc., 7501 W. Memorial Road, Oklahoma City, Oklahoma 73142.

If the Incentive Plan is not approved by stockholders, the Incentive Plan will not become effective.

Purpose

The purpose of the Incentive Plan is to advance the interests of the Company and its stockholders by (i) providing certain employees of the Company and its subsidiaries, including the Company’s named executive officers, with incentive compensation that is tied to the achievement of pre-established, objective performance goals; (ii) identifying and rewarding superior performance and providing competitive compensation to attract, motivate, and retain employees who have outstanding skills and abilities, and who achieve superior performance; and (iii) fostering accountability and teamwork throughout the Company.

The Incentive Plan is intended to provide incentive compensation that is not subject to the deduction limitation rules prescribed under Section 162(m) of the Code and will be administered by the compensation committee or another committee as determined by the Board of Directors (the “Incentive Plan Committee”), which shall consist of two or more “outside directors” within the meaning of Section 162(m) of the Code. The Incentive Plan is intended to comply with, or be exempt from, the requirements of Section 409A of the Code.

Plan Eligibility and Participation

Participation in the Incentive Plan is limited to those employees who are designated by the Incentive Plan Committee (or by an officer of the Company who is duly authorized by the Incentive Plan Committee). For each period selected by the Incentive Plan Committee for payment of incentive compensation, referred to as a “performance period,” the Incentive Plan Committee will select the particular employees to whom incentive compensation may be awarded. The performance period for an award will generally be the Company’s fiscal year; however, the Incentive Plan Committee may, in its discretion, specify a performance period that is shorter or longer than the Company’s fiscal year. With respect to covered employees, the Incentive Plan Committee must make its determination within the first ninety (90) days of the performance period (and in the case of a performance period less than a fiscal year, such determinations will be made no later than the date on which 25% of the performance period has elapsed).

As of March 17, 2015, 10 employees would be eligible to participate in the Incentive Plan.

Determination of Performance Goals and Awards

No later than the ninetieth (90th) day of the performance period (and in the case of a performance period less than a fiscal year, no later than the date on which 25% of the performance period has elapsed), the Incentive Plan Committee must: (i) approve the participants eligible to receive performance-based awards under the Incentive Plan, (ii) notify (or direct management to notify) each such participant in writing concerning his or her selection, (iii) select the performance goals described below under the Incentive Plan that are to be used for each participant, and (iv) establish, in terms of an objective formula or standard for each participant, the amount of each award that may be earned if the threshold, target, and maximum achievement levels for each performance goal are achieved.

Awards under the Incentive Plan may be made subject to the attainment of performance goals within the meaning of Section 162(m) of the Code (consisting of individual performance goals, business unit performance goals, and/or Company performance goals) relating to one or more of the following “performance criteria”: annualized new recurring revenue; cash flow; cost; revenues; increased revenue; revenue budget growth; revenue ratios; customer growth; sales; ratio of debt to debt plus equity; net borrowing, credit quality, or debt ratings; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; adjusted earnings before interest, taxes, depreciation, and amortization; gross margin; earnings per share (whether on a pre-tax, after-tax, operational, or other basis); earnings per share growth; operating earnings; capital expenditures; expenses or expense levels; expense controls; economic value added; ratio of operating earnings to capital spending or any other operating ratios; free cash flow; cash flow from operations; net profit; net sales; booked sales budget; net income; net asset value per share; the accomplishment of mergers, acquisitions, dispositions, public offerings, or similar extraordinary business transactions; sales growth; price of the Company’s Common Stock; return on net assets, equity, or stockholders’ equity; return on capital employed; return on invested capital; market share; total market value; stockholder value; total enterprise value; or total return to stockholders. Any performance criteria may be measured in absolute terms, relative to a peer group or index, relative to past performance, or as otherwise determined by the Incentive Plan Committee. Any performance criteria may include or exclude (i) extraordinary, unusual, and/or non-recurring items of gain or loss; (ii) gains or losses on the disposition of a business; (iii) changes in tax or accounting regulations or laws; or (iv) the effect of a merger or acquisition, as identified in the Company’s quarterly and annual earnings releases. In all other respects, performance criteria shall be calculated in accordance with the Company’s financial statements, under generally accepted accounting principles, or under a methodology established by the Incentive Plan Committee that is consistently applied and identified in the audited financial statements, including footnotes, or the Management’s Discussion and Analysis of Financial Condition and Results of Operation section of the Company’s Annual Report on Form 10-K.

Certification and Level of Achievement

On or before March 15 of the year immediately following the end of the applicable performance period and following the Company’s receipt of an independent auditor’s report, the Incentive Plan Committee shall certify in writing and, in the case of any award intended to qualify under Section 162(m) of the Code, in compliance with the requirements of Treasury Regulation 1.162-27 (and any successor regulations thereto): (i) the extent to which the performance goals were achieved, (ii) the calculation of each participant’s incentive compensation, and (iii) its determination of the amount of incentive compensation, if any, to be paid to each participant. In determining whether performance goals have been achieved and incentive compensation is payable for a given performance period, generally accepted accounting principles, to the extent applicable to the performance goal, shall be applied on a basis consistent with prior periods, and such determinations shall be based on the calculations made by the Company and shall be binding on each participant.

Award Payment

A participant’s incentive compensation for a performance period shall be paid in the calendar year immediately following the close of the year in which the performance period ended, following the Company’s receipt of the independent auditor’s report, but no later than March 15 of such year. Incentive compensation will be paid in a lump-sum cash payment. The maximum amount of incentive compensation payable to a participant for any single award under the Incentive Plan is $5,000,000.

In the event of a “change in control” (as defined in the Incentive Plan), the Company shall make a lump-sum cash payment to each participant equal to a prorated amount of the incentive compensation the participant was eligible to receive, calculated by multiplying the target incentive compensation amount by the percentage of the performance period completed prior to the change in control. If a participant incurs a termination of employment or service (other than due to death or disability) prior to the end of the applicable performance period, the participant will forfeit his or her right to receive any incentive compensation; provided, if such termination occurs after the end of the applicable performance period, but prior to the payment date, the Company shall pay the participant the amount of the incentive compensation. If a participant incurs a termination of employment or service due to death or disability prior to the end of the applicable performance period, the Incentive Plan Committee may, in its sole discretion, pay the participant a prorated amount of incentive compensation under such participant’s award. In addition, employees hired or who otherwise become eligible during a performance period and who are selected for participation in the Incentive Plan shall be eligible to receive the pro-rata portion of the incentive compensation the employee could have received if employed for the full performance period.

Recoupment for Restatements

The Incentive Plan contains a recoupment feature so that the Incentive Plan Committee may recoup all or any portion of incentive compensation paid to a participant in the event of a restatement of the Company’s financial statements to the extent that the amount of the incentive compensation would have been lower if the Company’s financial statements had been restated.

Plan Term and Amendment or Discontinuance

The effective date of the Incentive Plan is January 1, 2015, subject to approval by the stockholders. The Incentive Plan will remain in effect until it is terminated by the Incentive Plan Committee or the Board of Directors. In accordance with the requirements of Section 162(m) of the Code, the Incentive Plan must be disclosed and submitted to the stockholders of the Company every five years, unless earlier terminated.

The Incentive Plan Committee may, at any time and from time to time, without the consent of the participants, alter, amend, revise, suspend, or discontinue the Incentive Plan in whole or in part; provided that any amendment that modifies any pre-established performance goal for a participant who is a covered employee (or his successor(s), as may be applicable) with respect to any particular performance period may only be effected on or prior to that date which is ninety (90) days following the commencement of such performance period (and in the case of a performance period less than a fiscal year, prior to the date on which 25% of the performance period has elapsed). In addition, our Board of Directors may discontinue the Incentive Plan in whole or in part and amend the Incentive Plan in any manner advisable in order for incentive compensation granted under the Incentive Plan to qualify as performance-based compensation under Section 162(m) of the Code (including amendments as a result of changes to Section 162(m) of the Code or the regulations thereunder to permit greater flexibility with respect to incentive compensation granted under the Incentive Plan).

Federal Income Tax Consequences

The following is a brief summary of certain federal income tax consequences relating to the transactions described under the Incentive Plan as set forth below. This summary does not purport to address all aspects of federal income taxation and does not describe state, local, or foreign tax consequences. This discussion is based upon provisions of the Code and the treasury regulations issued thereunder, and judicial and administrative interpretations under the Code and treasury regulations, all as in effect as of the date hereof, and all of which are subject to change (possibly on a retroactive basis) or different interpretation.

Law Affecting Deferred Compensation. In 2004, Section 409A was added to the Code to regulate all types of deferred compensation, including, in some instances, incentive compensation. If the requirements of Section 409A of the Code are not satisfied, deferred compensation and earnings thereon will be subject to tax as it vests, plus an interest charge at the underpayment rate plus 1% and a 20% penalty tax.

Tax Consequences to Participants. Generally, the recipient of cash will be subject to tax at ordinary income rates on the amount of the award on the date of payment or delivery. Any ordinary income realized by a participant upon receipt of cash is subject to withholding of federal, state, and local income tax and to withholding of the participant’s share of tax under the Federal Insurance Contribution Act and the Federal Unemployment Tax Act. Deferred compensation that is subject to Section 409A of the Code will be subject to certain federal income tax withholding and reporting requirements. Withholding does not represent an increase in the participant’s total income tax obligation, because it is fully credited toward his or her tax liability for the year.

Tax Consequences to the Company. To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or a subsidiary of the Company for which the participant performs services will be entitled to a corresponding deduction; provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code, and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

Million Dollar Deduction Limit and Other Tax Matters. The Company may not deduct compensation of more than $1 million that is paid to an individual who, on the last day of the taxable year, is either our principal executive officer or an individual who is among the three highest compensated officers for the taxable year (other than the principal executive officer or the principal financial officer). The limitation on deductions does not apply to certain types of compensation, including qualified performance-based compensation, and only applies to compensation paid by a publicly-traded corporation (and not compensation paid by non-corporate entities). The Company intends that any incentive compensation paid under the Incentive Plan will be construed as to constitute qualified performance-based compensation and, as such, will be exempt from the $1 million limitation on deductible compensation.

If an individual’s rights under the Incentive Plan are accelerated as a result of a change in control and the individual is a “disqualified individual” under Section 280G of the Code, the value of any such accelerated rights received by such individual may be included in determining whether or not such individual has received an “excess parachute payment” under Section 280G of the Code, which could result in (i) the imposition of a 20% federal excise tax (in addition to federal income tax) payable by the individual on the value of such accelerated rights and (ii) the loss by us of a compensation deduction.

Other Compensation

The Company may pay other compensation to our named executive officers and other key employees as authorized by the Board of Directors and applicable law in addition to compensating them pursuant to the Incentive Plan. If the Incentive Plan is not approved by the stockholders, the Company currently contemplates that any cash incentive payments for 2015 for named executive officers would not be deductible under Section 162(m) of the Code to the extent that (when combined with other non-exempt compensation paid) they exceed the $1 million limit on non-exempt compensation paid to the named executive officers.

New Plan Benefits

The first awards granted under the Incentive Plan will relate to the performance period commencing January 1, 2015 and ending December 31, 2015, and each award during such performance period shall be based on achievement of the Company’s revenue budget growth. The amount of the awards to be paid pursuant to the Incentive Plan are subject to the achievement of pre-established achievement levels, and, therefore, actual payment amounts are not determinable as it is unknown whether we will meet any of the achievement levels established by the Incentive Plan Committee.

The table below reflects the potential amounts payable to the named executive officers for 2015 under the Incentive Plan based on achieving the threshold, target or maximum achievement level (up to the cap amount), as approved by the Incentive Plan Committee:

	Performance Goal Achievement Level
Name	Threshold ($)	Target ($)	Maximum ($)	Cap ($)
Chad Richison	371,371	555,197	688,444	1,110,394
Craig E. Boelte	195,051	291,600	361,584	583,200
Jeffrey D. York	189,530	283,346	351,349	566,693
William X. Kerber III	155,071	231,830	287,470	463,661

The amounts disclosed are approximate. The actual award amounts will be based on actual performance and will be determined on a sliding scale interpolated between performance goal achievement levels.

Vote Required; Recommendation of the Board of Directors

The affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the Incentive Plan. Abstentions will have the same effect as votes cast against the Incentive Plan. Broker non-votes will have no effect on the outcome of the vote on this Proposal 3.

The Board of Directors recommends that you vote FOR the approval of the Incentive Plan.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The following is the report of the audit committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2014, which includes the consolidated balance sheets of the Company as of December 31, 2014 and December 31, 2013, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2014, and the notes thereto. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed with the SEC” or subject to the liabilities of Section 18 of the Exchange Act nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that the Company specifically incorporates it by reference into such filing.

Review and Discussions with Management

The audit committee has reviewed and discussed the Company’s audited financial statements with management.

Review and Discussions with Independent Registered Public Accounting Firm

Pursuant to the terms of the audit committee’s charter, the audit committee meets at least once per fiscal quarter or more frequently as it may determine necessary. The audit committee has discussed with Grant Thornton LLP the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board.

The audit committee has also received written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton LLP’s communications with the audit committee concerning independence and has discussed with Grant Thornton LLP their independence from the Company. The audit committee has also reviewed and discussed the selection, application and disclosure of the critical accounting policies of the Company with Grant Thornton LLP.

Based on the review and discussions referred to above, the audit committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

AUDIT COMMITTEE

Jason D. Clark*
Robert J. Levenson
Frederick C. Peters II**

*	Mr. Clark was appointed to the audit committee in August 2014.

**	Mr. Peters was appointed to the audit committee in February 2014.

Fees to Independent Registered Public Accounting Firm

The following is a summary of the fees billed to us by Grant Thornton LLP for professional services rendered in 2013 and 2014 (dollars in thousands):

	2014	2013
Audit Fees (1)	$815	$497
Audit-Related Fees (2)	31	15
Tax Fees (3)	23	10
All Other Fees (4)	0	17

Total Fees	$869	$539

(1)	Audit fees consist of fees billed for professional services rendered for the audit of our consolidated annual financial statements, the review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by the independent auditor in connection with statutory and regulatory filings or engagements, consultations concerning financial reporting in connection with acquisitions and issuances of auditor consents and comfort letters in connection with registration statements filed with the SEC and related securities offerings. Fiscal 2014 audit fees include fees related to our initial public offering including audit of our fiscal 2011, fiscal 2012 and fiscal 2013 financial statements, and related filings.
(2)	Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”
(3)	Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance.
(4)	All other fees consist of fees for products and services other than the services reported above.

Policy on Audit Committee Pre-approval of Audit and Non-audit Services Performed by Independent Registered Public Accounting Firm

The audit committee has determined that all services performed by Grant Thornton LLP are compatible with maintaining the independence of Grant Thornton LLP. The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Unless the specific service has been pre-approved with respect to that year, the audit committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval process.

PROPOSAL 4: RATIFICATION OF THE APPOINTMENT OF OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2015. The audit committee and the Board of Directors recommend that you ratify this appointment.

Arrangements have been made for a representative of Grant Thornton LLP to attend the Annual Meeting. The representative will have the opportunity to make a statement if he or she desires to do so, and he or she will be available to respond to appropriate stockholder questions.

Vote Required; Recommendation of the Board of Directors

The approval of Proposal 4 will require the affirmative vote, in person or by proxy, of the holders of at least a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting entitled to vote on such proposal.

The Board of Directors recommends that you vote FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2015.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of March 17, 2015, for:

•	each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our voting securities;

•	each of our directors, including our Director Nominees;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Under such rules, a person is generally deemed to beneficially own a security if such person has sole or shared voting or investment power with respect to that security, including with respect to options and warrants that are currently exercisable or exercisable within 60 days. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to community property laws where applicable.

Applicable percentage ownership is based on 56,560,573 shares of Common Stock outstanding at March 17, 2015. Unless otherwise indicated below, the number of shares of Common Stock outstanding excludes 1,810,407 shares of unvested restricted stock that were subject to time-based vesting conditions as of March 17, 2015. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, we consider shares of unvested restricted stock held by that person to be outstanding only with respect to such person because he or she has the right to vote such stock under the 2014 Plan.

	Shares Beneficially Owned

Name of Beneficial Owner(1)	Number	%

5% Stockholders:

Welsh, Carson, Anderson & Stowe X, L.P.(2)(3)	16,979,027	30.0

WCAS Capital Partners IV, L.P.(2)(3)	180,425	*

WCAS Management Corporation(2)(3)	170,811	*

Ernest Group, Inc.(4)	7,170,999	12.7

Non-Employee Directors:

Jason D. Clark	400	*

Robert J. Levenson(3)(5)	313,559	*

Rob Minicucci(3)	303,551	*

Conner Mulvee	—	*

Frederick C. Peters II	16,000	*

Sanjay Swani(3)(6)	271,350	*

Named Executive Officers:

Chad Richison(3)(7)	12,646,329	22.0

Craig E. Boelte(8)	551,769	*

Jeffrey D. York(3)(9)	1,370,391	2.4

William X. Kerber III(3)(10)	1,348,175	2.4

All directors and current executive officers as a group (11 persons)(11)	16,960,973	29.2

*	Less than one percent of Common Stock outstanding.

(1)	Unless otherwise indicated, the address of each beneficial owner in the table above is c/o Paycom Software, Inc., 7501 W. Memorial Road, Oklahoma City, Oklahoma 73142.

(2)	The stockholders are WCAS X, WCAS Capital IV and WCAS Management Corporation. X Associates is the general partner of WCAS X. The managing members of X Associates are Patrick Welsh, Bruce Anderson, Russ Carson, Tony de Nicola, Paul Queally, Jon Rather, Sanjay Swani, Chris Solomon, Scott Mackesy, Sean Traynor, Eric Lee, Mike Donovan, Brian Regan, Tom Scully and Tony Ecock. As a result, and by virtue of the relationships described above, each of the managing members of X Associates may be deemed to share beneficial ownership of the shares owned by WCAS X. The general partner of WCAS Capital IV is CP Associates. The managing members of CP Associates are Patrick Welsh, Bruce Anderson, Russ Carson, Tony de Nicola, Paul Queally, Jon Rather, Sanjay Swani, Chris Solomon, Scott Mackesy, Sean Traynor, Eric Lee, Mike Donovan, Brian Regan, Tom Scully and Tony Ecock. As a result, and by virtue of the relationships described above, each of the managing members of CP Associates may be deemed to share beneficial ownership of the shares owned by WCAS Capital IV. WCAS Management Corporation is the investment manager for WCAS X. The members of the Board of Directors of WCAS Management Corporation are Jon Rather, Paul Queally, Tony de Nicola and Russ Carson. As a result, and by virtue of the relationships described above, each of the directors of WCAS Management Corporation may be deemed to share beneficial ownership of the shares owned by WCAS Management Corporation. The address of each of the entities identified in this footnote is 320 Park Avenue, Suite 2500, New York, New York 10022.

(3)	The stockholder is a party to the Stockholders Agreement, which provides for certain voting obligations, appoints X Associates as such person’s attorney-in-fact and grants an irrevocable proxy to X Associates to vote the stockholder’s shares for certain matters in the event that the stockholder fails to vote in accordance with the terms of the Stockholders Agreement. For additional information concerning the Stockholders Agreement, see “Certain Relationships and Related Party Transactions—Stockholders Agreement.”

(4)	Ernest Group, Inc. is a private corporation that is wholly owned by Mr. Richison and certain trusts for Mr. Richison’s children, for which Mr. Richison serves as trustee. Mr. Richison may be deemed to beneficially own the shares of Common Stock owned by Ernest Group, Inc.

(5)	Includes 62,186 shares of Common Stock owned by Lenox Capital Group, LLC, for which Mr. Levenson is the managing member.

(6)	Includes 50,314 shares of Common Stock owned by The Swani Family LLC. Mr. Swani is an investment manager for, and his wife is a manager of, The Swani Family LLC. In addition, Mr. Swani and a trust for the benefit of Mr. Swani’s children are the members of The Swani Family LLC. Mr. Swani may be deemed to beneficially own the shares of common stock by The Swani Family LLC.

(7)	Includes 7,170,999 shares of Common Stock owned by Ernest Group, Inc., 229,135 shares of Common Stock owned by The Ruby Group, Inc. and 932,798 unvested shares of restricted stock. Mr. Richison is the sole director of Ernest Group, Inc. and Ernest Group, Inc. is wholly owned by Mr. Richison and certain trusts for Mr. Richison’s children, for which Mr. Richison serves as trustee. Mr. Richison may be deemed to beneficially own the shares of Common Stock owned by Ernest Group, Inc. Mr. Richison is the sole director and sole shareholder of The Ruby Group, Inc. and may be deemed to beneficially own the shares of Common Stock owned by The Ruby Group, Inc.

(8)	Includes 151,120 unvested shares of restricted stock.

(9)	Includes 153,476 unvested shares of restricted stock.

(10)	Includes 879,877 shares of Common Stock owned by WK-EGI, Inc. and 151,120 unvested shares of restricted stock. Mr. Kerber is the sole director of WK-EGI, Inc. and WK-EGI, Inc. is wholly owned by Mr. Kerber and certain trusts for which Mr. Kerber serves as trustee. Mr. Kerber may be deemed to beneficially own the shares of Common Stock owned by WK-EGI, Inc.

(11)	Includes 932,798 unvested shares of restricted stock held by Mr. Richison, 151,120 unvested shares of restricted stock held by Mr. Boelte, 153,476 unvested shares of restricted stock held by Mr. York, 151,120 unvested shares of restricted stock held by Mr. Kerber and 64,531 unvested shares of restricted stock held by Mrs. Pezold.

OTHER BUSINESS

The Board of Directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxy in accordance with applicable law and as they may deem appropriate in their discretion, unless directed by the proxy to do otherwise.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to another document or report filed separately with the SEC. The information incorporated by reference is deemed to be a part of this proxy statement, except to the extent any information is superseded by this proxy statement.

Portions of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, along with financial statements and related notes thereto, which was filed with the SEC on February 26, 2015 and contains important information about the Company, are hereby incorporated by reference into this proxy statement. A copy of the Annual Report on Form 10-K is included within the Annual Report delivered with this proxy statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this proxy statement will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this proxy statement or any other subsequently filed document that is deemed to be incorporated by reference into this proxy statement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

SUBMISSION OF STOCKHOLDER PROPOSALS

Stockholder proposals to be included in the proxy statement for the next annual meeting must be received by the Company at its principal executive offices on or before December 5, 2015, or, if the Company holds its next annual meeting on a date that is more than 30 days from the anniversary of the Annual Meeting, a reasonable time before the Company begins to print and send its proxy materials. Stockholders wishing to submit proposals to be presented directly at the 2016 annual meeting of stockholders instead of by inclusion in next year’s proxy statement must follow the submission criteria and deadlines set forth in our bylaws. To be timely in connection with the 2016 annual meeting, a stockholder proposal or nomination must be received by the Company at its principal executive offices not before January 6, 2016 or after February 4, 2016, except that if the date of the 2016 annual meeting is more than 30 days before or 70 days after the one year anniversary of the Annual Meeting, such proposal or nomination must be received on or before whichever of the following occurs later: (i) 90 calendar days before the 2016 annual meeting or (ii) the close of business on the 10th day following the date of public disclosure of the 2016 annual meeting date.

Appendix A

PAYCOM SOFTWARE, INC.

EMPLOYEE STOCK PURCHASE PLAN

The Paycom Software, Inc. Employee Stock Purchase Plan (the “Plan”) was adopted by the Board of Directors of Paycom Software, Inc., a Delaware corporation (the “Company”), as of                 , 2015 (the “Effective Date”), subject to approval by the Company’s stockholders.

1.         Purpose.  The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention, but not the obligation, of the Company to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. Accordingly, the provisions of the Plan shall be construed so as to extend and limit participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423 of the Code.

2.         Definitions.

(a)          “Account” shall mean the bookkeeping account maintained by the Company, or by a record keeper on behalf of the Company, for a Participant pursuant to Section 6 hereof.

(b)          “Administrator” shall mean the Board or any committee designated by the Board to administer the plan pursuant to Section 3.

(c)          “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

(d)          “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

(e)          “Board” shall mean the Board of Directors of the Company.

(f)          “Change in Control” means the occurrence of the event set forth in any one of the following paragraphs, except as otherwise provided herein:

(i)          a transaction or series of transactions in which any Person becomes, after the Effective Date, the Beneficial Owner, directly or indirectly, of (A) securities representing thirty percent (30%) or more of the combined voting power of the Company’s then-outstanding securities or (B) Common Stock representing thirty percent (30%) or more of the outstanding shares of Common Stock of the Company, other than a transaction described in clause (ii) that does not constitute a Change in Control thereunder;

(ii)          any merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving or other entity outstanding immediately after such merger or consolidation;

(iii)          the sale or disposition of all or substantially all of the Company’s assets (or consummation of any transaction, or series of related transactions, having similar effect);

(iv)         during any consecutive twelve month period, individuals who, on the Effective Date, constitute the board of directors (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the board of directors or other governing body of the Company, its successor or survivor; provided, that any individual becoming a director subsequent to the Effective Date but prior to any Change in Control, whose nomination or election was approved or recommended by a vote of the majority of the Incumbent Directors then on the Board, shall be considered an Incumbent Director;

(v)          the dissolution or liquidation of the Company; or

(vi)         any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing.

(g)          “Code” shall mean the Internal Revenue Code of 1986, as amended.

(h)          “Common Stock” means the common stock, par value $0.01 per share, which the Company is currently authorized to issue or may in the future be authorized to issue, or any securities into which or for which the common stock of the Company may be converted or exchanged, as the case may be, pursuant to the terms of this Plan.

(i)          “Company” means Paycom Software, Inc., a Delaware corporation, and any successor entity.

(j)          “Compensation” shall mean a Participant’s regular earnings, overtime pay, bonuses, commissions, incentive compensation, sick pay and vacation pay. Compensation also includes any amounts contributed as salary reduction contributions to a plan qualifying under Section 401(a) of the Code. Any other form of remuneration is excluded from Compensation, including (but not limited to) the following: prizes, awards, housing allowances, stock option exercises, stock appreciation rights, restricted stock exercises, performance awards, auto allowances, tuition reimbursement and other forms of imputed income.

(k)          “Designated Agent” shall have the meaning set forth in Section 6 hereof.

(l)          “Designated Subsidiary” shall mean any Subsidiary selected by the Administrator as eligible to participate in the Plan.

(m)          “Eligible Employee” shall mean any individual who is a common law employee of the Company or any Designated Subsidiary, other than an employee who: (i) immediately after an Option is granted, owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or a Subsidiary, computed in accordance with Section 423(b)(3) of the Code, (ii) is an Ineligible Foreign Employee, (iii) customarily works for not more than five (5) months in any calendar year, or (iv) customarily works twenty (20) hours or less per week. Notwithstanding the foregoing, the Administrator may provide in an Offering Period that employees who are highly compensated employees within the meaning of Section 423(b)(4)(D) of the Code shall not be eligible to participate by giving such employees written notice of ineligibility prior to the commencement of such Offering Period.

(n)          “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(o)          “Exercise Date” shall mean, except with respect to the first Exercise Date, the third Trading Day after March 15, May 15, August 15, and November 15 of each calendar year. The first Exercise Date under the Plan shall be August 19, 2015.

(p)          “Fair Market Value” means, as of a particular date, (a) if the shares of Common Stock are listed on any established national securities exchange, the closing sales price per share of Common Stock on the consolidated transaction reporting system for the principal securities exchange for the Common Stock on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported; (b) if the shares of Common Stock are not so listed, but are quoted on an automated quotation system, the closing sales price per share of Common Stock reported on the automated quotation system on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported; (c) if the Common Stock is not so listed or quoted, the mean between the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by the OTC Bulletin Board operated by the Financial Industry Regulation Authority, Inc. or the OTC Markets Group Inc.; or (d) if none of the above is applicable, such amount as may be determined by the Committee (acting on the advice of an Independent Third Party, should the Committee elect in its sole discretion to utilize an Independent Third Party for this purpose), in good faith, to be the fair market value per share of Common Stock.

(q)          “Independent Third Party” shall mean an individual or entity independent of the Company having experience in providing investment banking or similar appraisal or valuation services and with expertise generally in the valuation of securities or other property for purposes of this Plan. The Committee may utilize one or more Independent Third Parties.

(r)          “Ineligible Foreign Employee” shall mean an employee who is a citizen or resident of a jurisdiction outside of the United States (without regard to whether he or she is also a citizen of the United States or is a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) who is ineligible to participate in the Plan because (i) the grant of an Option under the Plan to such citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction, or (ii) compliance with the laws of the foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code.

(s)          “Notice of Withdrawal” shall mean the written notice of withdrawal filed by a Participant with the Company pursuant to Section 10 hereof.

(t)          “Offering Date” shall mean the first Trading Day of each Offering Period.

(u)          “Offering Periods” shall mean the periods of approximately twenty-four (24) months during which an Option granted pursuant to the Plan may be exercised, commencing on the fourth Trading Day on or after May 15 and November 15 of each year and terminating approximately twenty-four months later. The first Offering Period under the Plan shall commence on May 18, 2015 and end on May 22, 2017. The duration and timing of Offering Periods may be changed pursuant to Section 5 of this Plan.

(v)          “Option” shall mean the stock option to acquire shares of Common Stock granted to a Participant pursuant to Section 8 hereof.

(w)          “Participant” shall mean an Eligible Employee who has elected to participate in the Plan and who has filed a valid and effective Subscription Agreement to make payroll deduction contributions pursuant to Section 7 hereof.

(x)          “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(y)          “Plan” shall mean this Paycom Software, Inc. Employee Stock Purchase Plan, as amended from time to time.

(z)          “Purchase Period” shall mean the period commencing on one Exercise Date and ending with the next Exercise Date, except that the first Purchase Period of any Offering Period shall commence on the Offering Date and end with the next Exercise Date.

(aa)       “Purchase Price” shall mean eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the Exercise Date; provided however, that the Purchase Price may be adjusted by the Administrator pursuant to Section 18.

(bb)       “Subscription Agreement” shall mean the written agreement filed by an Eligible Employee with the Company pursuant to Section 6 to participate in the Plan.

(cc)       “Subsidiary” shall mean a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code, and is designated as a participating employer in the Plan by the Administrator.

(dd)       “Trading Day” shall mean a day on which national stock exchanges and the New York Stock Exchange are open for trading.

3.         Administration.

(a)          General Administration.  Subject to the terms of this Section 3, the Plan shall be administered by the compensation committee of the Board or such committee of the Board as is designated by the Board to administer the Plan (the “Administrator”). As of the Effective Date, the Board designates the Compensation Committee of the Board to administer the Plan. At any time there is no Administrator to administer the Plan, any references in this Plan to the Administrator shall be deemed to refer to the Board.

(b)          Authority of the Administrator.  The Administrator, in its discretion, shall (i) interpret the Plan, (ii) prescribe, amend, and rescind any rules and regulations, as necessary or appropriate for the administration of the Plan, (iii) determine eligibility and adjudicate all disputed claims filed under the Plan, and (iv) make such other determinations or certifications and take such other action as it deems necessary or advisable in the administration of the Plan, provided that it shall interpret, construe, and administer the Plan in accordance with Section 423 of the Code and the regulations issued thereunder. Any interpretation, finding, determination, decision or other action made or taken by the Administrator shall be final, binding, and conclusive on all interested parties. The Administrator’s discretion set forth herein shall not be limited by any provision of the Plan, including any provision which by its terms is applicable notwithstanding any other provision of the Plan to the contrary. The Administrator may delegate to officers of the Company, pursuant to a written delegation, the authority to perform specified functions under the Plan. Any actions taken by any officers of the Company pursuant to such written delegation of authority shall be deemed to have been taken by the Committee.

4.         Eligibility.  Subject to the requirements of Section 6, any Eligible Employee on a given Offering Date shall be eligible to participate in the Plan for such Offering Period. Notwithstanding any provisions of the Plan to the contrary, no Eligible Employee shall be granted an Option under the Plan (i) to the extent that, immediately after the grant, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options under this Plan or any other plan or agreement with the Company to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all “employee stock purchase plans” (within the meaning of Section 423(b) of the Code) of the Company and its Subsidiaries accrues at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) (or such other maximum as may be prescribed from time to time by the Code) worth of stock (determined at the Fair Market Value of the shares of Common Stock at the time such Option is granted) for each calendar year in which such Option is outstanding at any time, in accordance with the provisions of Section 423(b)(8) of the Code.

5.         Offering Periods.  The Plan shall be implemented through consecutive, overlapping Offering Periods with a new Offering Period commencing on the fourth Trading Day on or after May 15 and November 15 of each year, or on such other date as the Board shall determine, and continuing thereafter until terminated in accordance with Section 18 hereof; provided, however, the first Offering Period under the Plan shall be the Offering Period that commenced on May 18, 2015. The Board shall have the power to change the duration and/or frequency of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced prior to the scheduled beginning of the first Offering Period to be affected thereafter.

6.         Participation.  An Eligible Employee may become a Participant in the Plan by completing a Subscription Agreement, in the form attached hereto as Exhibit A, and filing it with the Company’s payroll office or the transfer agent, stock brokerage or other financial services firm designated or approved by the Administrator from time to time (the “Designated Agent”) at least fourteen (14) days prior to the applicable Offering Date. Subscription Agreements shall contain the Eligible Employee’s authorization and consent to the Company’s withholdings from his or her Compensation the amount of his or her contributions as set forth in Section 7 below. A Subscription Agreement shall automatically remain valid for successive Offering Periods until revoked or otherwise terminated pursuant to a Notice of Withdrawal filed in accordance with Section 10 hereof.

7.         Participant Accounts; Payroll Deductions.

(a)          The Company shall maintain on its books, or cause to be maintained by a record keeper, an Account in the name of each Participant. At the time an Eligible Employee files his or her Subscription Agreement, he or she shall make an election for a whole percentage of his or her Compensation, not exceeding ten percent (10%) of the Compensation that he or she receives on each pay day during the Offering Period, to be deducted each payday during the Offering Period and credited to his or her Account; provided, however, that should a payday occur on an Exercise Date, a Participant shall have the payroll deductions made on such day applied to his or her Account under the following Offering Period or Purchase Period, as the case may be. Such payroll deductions shall be credited to that Participant’s Account as soon as administratively practicable after the payday the payroll deduction is taken.

(b)          Payroll deductions for a Participant shall commence on the first payday following the Offering Date and shall end on the last payday in the Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 10 hereof.

(c)          A Participant may not make any payments to his or her Account other than the payroll deductions he or she elects under his or her Subscription Agreement. A Participant’s Account shall be reduced by any amounts used to pay the Purchase Price of shares of Common Stock acquired, or by any other amounts distributed pursuant to the terms hereof.

(d)          A Participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or may increase or decrease the rate of his or her payroll deductions during the Offering Period by completing or filing with the Company a new Subscription Agreement authorizing a change in payroll deduction rate. The Administrator may, in its discretion, limit the nature and/or number of participation rate changes during any Offering Period. The change in rate shall be effective with the first full payroll period following ten (10) business days after the Company’s receipt of the new Subscription Agreement, unless the Company elects, in its discretion, to process a given change in participation more quickly.

(e)          Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 4 hereof, a Participant’s payroll deductions may be decreased to zero percent (0%) at any time during a Purchase Period. Payroll deductions shall recommence at the rate provided in such Participant’s Subscription Agreement at the beginning of the first Purchase Period which is scheduled to end in the following calendar year, unless sooner terminated by the Participant as provided in Section 10 hereof.

(f)          No interest shall accrue on the payroll deductions held in a Participant’s Account.

8.         Grant of Option.  On the Offering Date of each Offering Period, each Participant in such Offering Period shall be granted an Option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) the number of whole shares of Common Stock determined by dividing such Eligible Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the Participant’s Account as of the Exercise Date by the applicable Purchase Price; and provided that such purchase shall be subject to the limitations set forth in Sections 4 and 12 hereof. The Eligible Employee may accept the grant of such Option by turning in a completed Subscription Agreement to the Company on or prior to an Offering Date. The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of the Common Stock an Eligible Employee may purchase during each Purchase Period of such Offering Period. Exercise of the Option shall occur as provided in Section 9 hereof, unless the Participant has filed a Notice of Withdrawal in accordance with Section 10 hereof. Each Option shall expire on the last day of its Offering Period.

9.         Exercise of Option.

(a)          Unless a Participant files a Notice of Withdrawal as provided in Section 10 hereof, his or her Option for the purchase of shares shall be exercised automatically on the Exercise Date(s) of an Offering Period, and the maximum number of whole shares of Common Stock subject to the Option shall be purchased for such Participant at the applicable

Purchase Price with the accumulated payroll deductions in his or her Account. No fractional shares of Common Stock shall be sold or issued pursuant to the Plan; any payroll deductions accumulated in a Participant’s Account which are not sufficient to purchase a whole share shall be retained in the Account for the subsequent Purchase Period or Offering Period, as applicable, subject to earlier withdrawal by the Participant as provided in Section 10 hereof. During a Participant’s lifetime, a Participant’s Option to purchase shares of Common Stock hereunder is exercisable only by him or her.

(b)          If the Administrator determines that, on a given Exercise Date, the number of shares with respect to which Options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Offering Date of the applicable Offering Period, or (ii) the number of shares available for sale under the Plan on such Exercise Date, the Administrator may, in its sole discretion (x) provide that the Company shall make a pro-rata allocation of the shares of Common Stock available for purchase on such Offering Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants exercising Options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect, or (y) provide that the Company shall make a pro-rata allocation of the shares available for purchase on such Offering Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants exercising Options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 19 hereof. The Company may make pro-rata allocation of the shares available on the Offering Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s stockholders subsequent to such Offering Date.

(c)          As soon as reasonably practicable after each Exercise Date on which a purchase of Common Stock occurs, the Company shall electronically register the shares of Common Stock purchased upon exercise of his or her Option in the name of such Participant. No stock certificate or certificates shall be issued with respect to shares of Common Stock purchased upon exercise of an Option unless (i) the Participant requests delivery of the certificate or certificates by submitting a written request to the Administrator requesting delivery of the certificates, or (ii) the Administrator elects to issue a certificate or certificates to the Participant.

(d)          At the time the Option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of, the Participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the Option or the disposition of the shares of Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the Participant’s Compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Participant.

10.       Withdrawal.  Subject to applicable securities law restrictions and the Company’s policies (e.g., the Company’s insider trading policy), a Participant may withdraw all but not less than all the payroll deductions credited to his or her Account and not yet used to exercise his or her Option under the Plan at least five (5) days prior to the Exercise Date by giving a written Notice of Withdrawal to the Company or the Designated Agent in the form of Exhibit B to this Plan. All of the Participant’s payroll deductions credited to his or her Account shall be paid to such Participant as soon as practicable after receipt of the Notice of Withdrawal and such Participant’s Option for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering Period. If a Participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the Participant delivers to the Company a new Subscription Agreement. A Participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the Participant withdraws.

11.       Termination of Employment.  Termination of a Participant’s employment for any reason, including retirement, death or the failure of a Participant to remain an Eligible Employee of the Company or of a Designated Subsidiary, immediately terminates his or her participation in this Plan. In such event, the payroll deductions credited to the Participant’s Account during the Offering Period but not yet used to purchase shares under the Plan will be returned without interest to him or her or, in the case of his or her death, to the person or persons entitled thereto under Section 13 hereof. For purposes of this Section 11, an employee will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company or of a Designated Subsidiary in the case of sick leave, military leave, or any other leave of absence approved by the Board; provided that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

12.       Shares Reserved; Maximum Shares Subject to Option.

(a)          Subject to adjustment upon changes in capitalization of the Company as provided in Section 17 hereof, the maximum number of shares of the Common Stock which may be acquired pursuant to Options under the Plan shall be two million (2,000,000) shares of Common Stock. Either shares issued heretofore or hereafter may be made subject to Options under the Plan. The shares of Common Stock that may be acquired pursuant to Options under the Plan shall be shares purchased by the Designated Agent on the open market; provided, however, that no more than the total number of shares of Common Stock as set forth above (as adjusted pursuant to Section 17 hereof), shall be acquired pursuant to Options under the Plan. If, for any reason, any Option under the Plan terminates in whole or in part, shares subject to such terminated Option may be again available pursuant to an Option under the Plan.

(b)          Notwithstanding anything herein or in a Subscription Agreement to the contrary, the maximum number of shares of Common Stock that may be acquired by a Participant pursuant to an Option for each Offering Period is two thousand (2,000) shares of Common Stock.

(c)          Until the shares of Common Stock are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), a Participant shall only have the rights of an unsecured creditor with respect to such shares, and no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to such shares.

(d)          Shares to be delivered to a Participant under the Plan shall be registered in the name of the Participant or in the name of the Participant and his or her spouse.

13.       Designation of Beneficiary.

(a)          A Participant may file a written designation of a beneficiary who is to receive any shares of Common Stock and cash, if any, from the Participant’s Account under the Plan in the event of such Participant’s death subsequent to an Exercise Date on which the Option is exercised but prior to delivery to such Participant of such shares of Common Stock and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s Account under the Plan in the event of such Participant’s death prior to exercise of the Option. For purposes of Section 423 and 421 of the Code, any shares (and, if applicable, cash in lieu of fractional shares) delivered to the Participant’s beneficiary shall be deemed to be transferred immediately to the Participant on the Participant’s death, and immediately thereafter, deemed to have been transferred by the Participant to the Participant’s beneficiary. If a Participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective. All beneficiary designations shall being such form and manner as the Administrator may designate from time to time.

(b)          Such designation of beneficiary may be changed by the Participant at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such shares and/or cash to the Participant’s surviving spouse, if any, or, if the Participant has no surviving spouse, the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares of Common Stock and/or cash to any one or more dependents or relatives of the Participant, or if dependent or relative is known to the Company, then to such other person as the Company may designate.

14.       Transferability.  Neither payroll deductions credited to a Participant’s Account nor any rights with regard to the exercise of an Option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 13 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

15.       Use of Funds.  All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions. Until shares are issued, Participants shall only have the rights of an unsecured creditor.

16.       Reports.  Individual Accounts shall be maintained for each Participant in the Plan. Statements of account shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

17.       Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, or Change in Control.

(a)          Changes in Capitalization. Subject to any required action by the stockholders of the Company, the maximum number of shares of Common Stock which shall be made available for sale under the Plan, the maximum number of shares of Common Stock each Participant may purchase pursuant to each Option, as well as the price per share and the number of shares of Common Stock covered by each Option under the Plan which has not yet been exercised shall be proportionately adjusted in the event of any recapitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event affects the fair value of an Option. Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive, and shall be made in accordance with the rules of any securities exchange, stock market, or stock quotation system to which the Company is subject. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option. Notwithstanding the foregoing, no such adjustment shall be made or authorized to the extent that such adjustment would cause the Plan or any Option to violate Section 423 of the Code.

(b)          Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Administrator shall notify each Participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.

(c)          Change in Control. In the event of a Change in Control, each outstanding Option shall be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option, any Purchase Periods then in progress shall be shortened by setting a New Exercise Date and any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company’s proposed Change in Control. The Administrator shall notify each Participant in writing, at least ten (10) days prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.

18.       Amendment or Termination.

(a)          The Administrator may at any time and for any reason terminate or amend the Plan. Except as otherwise provided in the Plan, no such termination can affect Options previously granted, provided that an Offering Period may be terminated by the Administrator on any Exercise Date if the Administrator determines that the termination of the Offering Period or the Plan is in the best interests of the Company and its stockholders. Except as provided in Section 17 and this Section 18, no amendment may make any change in any Option previously granted which adversely affects the rights of any Participant, unless their consent is obtained. In addition, to the extent the Administrator considers it necessary to comply with Rule 16b-3 under the Exchange Act, Section 423 of the Code, or any other applicable law, regulation or stock exchange rule, the Company shall obtain stockholder approval of any amendment in such a manner and to such a degree as required.

(b)          Without stockholder approval and without regard to whether any Participant rights may be considered to have been “adversely affected,” the Administrator shall be entitled to change the Offering Periods in accordance with Section 5, limit the frequency and/or number of changes in the amount withheld during an Offering Period, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan.

(c)          In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i)          increasing the Purchase Price for any Offering Period, including an Offering Period underway at the time of the change in Purchase Price;

(ii)          shortening any Offering Period by establishing a new Exercise Date, including an Offering Period underway at the time of the Board action; and

(iii)          allocating shares of Common Stock.

Such modifications or amendments shall not require stockholder approval or the consent of any Participants.

19.       Notices.  All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

20.       Conditions Upon Issuance of Shares.  Shares shall not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

21.       Disqualifying Disposition.  If a share of Common Stock acquired pursuant to this Plan is disposed of by a Participant prior to the expiration of two (2) years from the Offering Date relating to such share or one (1) year from the transfer of such share to the Participant (a “Disqualifying Disposition”), then such Participant shall notify the Company in writing of the date and terms of such disposition. A Disqualifying Disposition by a Participant shall not affect the status of any other Option granted under the Plan.

22.       Term of Plan.  The Plan become effective on the Effective Date and shall continue in effect until terminated under Section 18 hereof.

23.       Employees’ Rights.  Nothing in this Plan (or in any agreement related to this Plan) shall confer upon any Eligible Employee or Participant any right to continue in the service or employ of the Company or any Subsidiary or constitute any contract or agreement of service or employment, or interfere in any way with the right of the Company to reduce such person’s compensation or other benefits or to terminate the services or employment of such Eligible Employee or Participant, with or without cause, but nothing contained in this Plan or any document related hereto shall affect any other contractual right of any Eligible Employee or Participant. Nothing in this Plan shall be deemed to create any fiduciary relationship between the Company and any Participant.

24.       Additional Restrictions of Rule 16b-3.  The terms and conditions of Options granted hereunder to, and the purchase of shares of Common Stock by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such Options shall contain, and the shares of Common Stock issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

25.       Applicable Law.  This Plan shall be construed according to the laws of the State of Delaware, without giving effect to principles of conflict of laws. The Participant’s sole remedy for any claim, liability or obligation of any nature, arising out of or relating to this Plan or an alleged breach of this Plan (collectively, “Claims”) shall be against the Company, and no Participant shall have any claim or right of any nature against any Affiliate or any owner or existing or former director, officer or employee of the Company or any Affiliate. The individuals and entities described above in this Section 25 (other than the Company) shall be third-party beneficiaries of this Plan for purposes of enforcing the terms of this Section 25. If any provision shall be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of this Plan shall continue to be fully effective.

26.       Indemnification of Administrator.  No member of the Administrator, nor any officer or employee of the Company acting on behalf of the Administrator, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Administrator, and each and any officer or employee of the Company acting on the Administrator’s behalf shall be indemnified and protected by the Company in respect of any such action, determination or interpretation to the fullest extent provided by law. Except to the extent required by any unwaiveable requirement under applicable law, no member of the Administrator (and no Affiliate of the Company) shall have any duties or liabilities, including without limitation any fiduciary duties, to any Participant (or any Person claiming by and through any Participant) as a result of this Plan, any Option or any Claim arising hereunder.

27.       No Trust or Plan Funding.  The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company with respect to this Plan. Neither the Plan nor any Option shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and any Participant. No Participant, beneficiary, or other person shall have any interest in any particular assets of the Company (or any of its Affiliates) by reason of the right to exercise an Option under the Plan.

28.       Compliance with Laws and Stock Exchange Regulations.  The obligation of the Company to sell and deliver shares Common Stock under the Plan is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale or delivery of such Common Stock. The Company may, without liability to the Participants, defer or cancel delivery of shares or take other action it deems appropriate in cases where applicable laws, regulations or stock exchange rules impose constraints on the normal Plan operations or delivery of shares.

* * * * * * * *

Appendix B

PAYCOM SOFTWARE, INC.

ANNUAL INCENTIVE PLAN

Article I

Purpose

The purpose of the Paycom Software, Inc. Annual Incentive Plan (the “Plan”) is to advance the interests of Paycom Software, Inc., Delaware corporation (the “Company”) and its stockholders by (a) providing certain Employees of the Company and its Subsidiaries (as hereinafter defined) with incentive compensation which is tied to the achievement of pre-established and objective performance goals, (b) identifying and rewarding superior performance and providing competitive compensation to attract, motivate, and retain Employees who have outstanding skills and abilities and who achieve superior performance, and (c) fostering accountability and teamwork throughout the Company.

The Plan is intended to provide Participants (as hereinafter defined) with incentive compensation which is not subject to the deduction limitation rules prescribed under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and should be construed to the extent possible as providing for remuneration which is “performance-based compensation” within the meaning of Code Section 162(m) and the treasury regulations promulgated thereunder.

Article II

Definitions

For the purposes of this Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

“Award” means a grant of Incentive Compensation that may be paid to an Eligible Employee upon the satisfaction of specified Performance Goal(s) for a particular Performance Period; such Performance Period may be for a period of less than a Fiscal Year (e.g., six months, a “Short-Term Award”), a period equal to a Fiscal Year (an “Annual Award”), or a period in excess of a Fiscal Year (e.g., three Fiscal Years, a “Long-Term Award”).

“Base Pay” means for a Participant that is employed at the beginning of the Performance Period, a Participant’s annualized rate of base salary in effect on the first day of the Performance Period, or, for any other Participant, a Participant’s annualized rate of base salary in effect on the first day of Participant’s employment during the Performance Period, each according to the books and records of the Company, excluding overtime, commissions, bonuses, disability pay, any Incentive Compensation paid to the Participant, or any other payment in the nature of a bonus or compensation paid under any other employee plan, contract, agreement, or program.

“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Board” means the Board of Directors of the Company.

“Business Unit” means any segment or operating or administrative unit, including geographical unit, of the Company identified by the Committee as a separate business unit, or a Subsidiary identified by the Committee as a separate business unit.

“Business Unit Performance Goals” means the objective performance goals established for each Business Unit in accordance with Sections 5.1 and 5.2 below for any Performance Period.

“Change in Control” means the occurrence of the event set forth in any one of the following paragraphs, except as otherwise provided herein:

(a)          a transaction or series of transactions in which any Person becomes, after the effective date of this Plan, the Beneficial Owner, directly or indirectly, of (i) securities representing thirty percent (30%) or more of the combined voting power of the Company’s then-outstanding securities or (ii) Common Stock representing thirty percent (30%) or more of the outstanding shares of Common Stock of the Company, other than a transaction described in clause (b) that does not constitute a Change in Control thereunder;

(b)          any merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving or other entity outstanding immediately after such merger or consolidation;

(c)          the sale or disposition of all or substantially all of the Company’s assets (or consummation of any transaction, or series of related transactions, having similar effect);

(d)          during any consecutive twelve month period, individuals who, on the effective date of this Plan, constitute the board of directors (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the board of directors or other governing body of the Company, its successor or survivor; provided, that any individual becoming a director subsequent to the effective date of this Plan but prior to any Change of Control, whose nomination or election was approved or recommended by a vote of the majority of the Incumbent Directors then on the Board, shall be considered an Incumbent Director;

(e)          the dissolution or liquidation of the Company; or

(f)          any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing.

Notwithstanding the foregoing provisions of this “Change in Control” definition, to the extent necessary to comply with Section 409A of the Code, an event shall not constitute a “Change in Control” for purposes of the Plan, unless such event also constitutes a change in the Company’s ownership, its effective control or the ownership of a substantial portion of its assets within the meaning of Section 409A of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board or any other committee as determined by the Board, which shall consist of two or more “outside directors” within the meaning of Code Section 162(m).

“Company” means Paycom Software, Inc., a Delaware corporation.

“Company Performance Goals” means the objective performance goals established for the Company in accordance with Sections 5.1 and 5.3 below for any Performance Period.

“Covered Employee” shall have the same meaning as the term “covered employee” (or its counterpart, as such term may be changed from time to time) contained in the treasury regulations promulgated under Code Section 162(m), or their respective successor provision or provisions, that being an employee for whom the limitation on deductibility for compensation pursuant to Code Section 162(m) is applicable.

“Disability” means a Participant is qualified for long-term disability benefits under the Company’s or Subsidiary’s disability plan or insurance policy; or, if no such plan or policy is then in existence or if the Participant is not eligible to participate in such plan or policy, that the Participant, because of a physical or mental condition resulting from bodily injury, disease, or mental disorder, is unable to perform his or her duties of employment for a period of six (6) continuous months, as determined in good faith by the Committee, based upon medical reports or other evidence satisfactory to the Committee. Notwithstanding the foregoing sentence, in the event an Award issued under the Plan is subject to Code Section 409A, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Code Section 409A, the definition of “Disability” for purposes of such Award shall be the definition of “disability” provided for under Code Section 409A and the regulations or other guidance issued thereunder.

“Eligible Employee” shall mean any Employee of the Company or any Subsidiary.

“Employee” means a common law employee (as defined in accordance with the treasury regulations and revenue rulings applicable under Code Section 3401(c)) of the Company or any Subsidiary of the Company.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Fiscal Year” means the fiscal year of the Company, which is the twelve-month (12-month) period ending on December 31 of each calendar year.

“Incentive Compensation” means the compensation approved by the Committee to be paid to a Participant for any Performance Period under the Plan.

“Individual Performance Goals” means the objective performance goals established for an individual Participant in accordance with Section 5.6 below for any Performance Period.

“Maximum Achievement” means, for a Participant for any Performance Period, the maximum level of achievement of a set of Performance Goals required for Incentive Compensation to be paid at the maximum bonus level, which shall be established by the Committee in accordance with Section 5.1 below.

“Participant” means an Employee of the Company or a Subsidiary who satisfies the eligibility requirements of Article IV of the Plan and who is selected by the Committee (or an Authorized Officer, duly appointed in accordance with Article III) to participate in the Plan for any Performance Period.

“Performance Criteria” shall have the meaning set forth in Section 5.2 below.

“Performance Goals” means the Individual Performance Goals, Business Unit Performance Goals, and Company Performance Goals established by the Committee for a Participant, the Company and/or each Business Unit for any Performance Period, as provided in Sections 5.1, 5.2, 5.3, and 5.6 below.

“Performance Period” means the period selected by the Committee for the payment of Incentive Compensation, which period shall be scheduled in good faith at the time the Performance Goals for such period are established. Unless the Committee, in its discretion, specifies other Performance Periods for the payment of Incentive Compensation hereunder, the Performance Period shall be a Fiscal Year.

“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1) the Company or any of its subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (3) an underwriter temporarily holding securities pursuant to an offering of such securities or (4) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

“Plan” means the Paycom Software, Inc. Annual Incentive Plan, as it may be amended from time to time.

“Subsidiary” means (i) any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain, (ii) any limited partnership, if the Company or any corporation described in item (i) above owns a majority of the general partnership interest and a majority of the limited partnership interests entitled to vote on the removal and replacement of the general partner, and (iii) any partnership or limited liability company, if the partners, members or unitholders thereof are composed only of the Company, any corporation listed in item (i) above, any limited partnership listed in item (ii) above or any other limited liability company described in this item (iii). “Subsidiaries” means more than one of any such corporations, limited partnerships, partnerships, or limited liability company.

“Target Achievement” means, for a Participant for any Performance Period, the level of achievement of a set of Performance Goals required for Incentive Compensation to be paid at the target bonus level, which shall be established by the Committee in accordance with Section 5.1 below.

“Threshold Achievement” means, for a Participant for any Performance Period, the minimum level of achievement of a set of Performance Goals required for any Incentive Compensation to be paid at the threshold bonus level, which shall be established by the Committee in accordance with Section 5.1 below.

Article III

Administration

3.1          Committee’s Authority.  Subject to the terms of this Article III, the Plan shall be administered by the Committee. For each Performance Period, the Committee shall have full authority to (i) designate the Eligible Employees who shall participate in the Plan; (ii) establish the Performance

Goals and achievement levels for each Participant pursuant to Article V hereof; and (iii) establish and certify the achievement of the Performance Goals. Notwithstanding any provision of the Plan to the contrary, any decision concerning the awarding of Incentive Compensation hereunder (including, without limitation, establishment of Performance Goals, Threshold Achievement, Target Achievement, Maximum Achievement, and any other information necessary to calculate Incentive Compensation for a Covered Employee for such Performance Period) shall be made exclusively by the members of the Committee who are at that time “outside” directors, as that term is used in Code Section 162(m) and the treasury regulations promulgated thereunder.

3.2          Committee Action.  A majority of the Committee shall constitute a quorum, and the act of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the act of the Committee.

3.3          Committee’s Powers.  The Committee shall have the power, in its discretion, to take such actions as may be necessary to carry out the provisions and purposes of the Plan and shall have the authority to control and manage the operation and administration of the Plan. In order to effectuate the purposes of the Plan, the Committee shall have the discretionary power and authority to construe and interpret the Plan, to supply any omissions therein, to reconcile and correct any errors or inconsistencies, to decide any questions in the administration and application of the Plan, and to make equitable adjustments for any mistakes or errors made in the administration of the Plan. All such actions or determinations made by the Committee, and the application of rules and regulations to a particular case or issue by the Committee, in good faith, shall not be subject to review by anyone, but shall be final, binding and conclusive on all persons ever interested hereunder.

To the extent permitted by applicable law, the Committee also may, in its discretion and by a resolution adopted by the Committee, authorize one or more officers of the Company (each an “Authorized Officer”), solely with respect to Employees who are not Covered Employees, within the ten most highest compensated officers of the Company, or Authorized Officers: (i) determine the amount of Incentive Compensation payable to such Employees in accordance with the terms of the Plan; (ii) establish Performance Goals for such Employees, and certify whether, and to what extent, such Performance Goals were achieved for the applicable Performance Period; and (iii) authorize payment to such Employees in accordance with Article VI.

In construing the Plan and in exercising its power under provisions requiring the Committee’s approval, the Committee shall attempt to ascertain the purpose of the provisions in question, and when the purpose is known or reasonably ascertainable, the purpose shall be given effect to the extent feasible. Likewise, the Committee is authorized to determine all questions with respect to the individual rights of all Participants under this Plan, including, but not limited to, all issues with respect to eligibility. The Committee shall have all powers necessary or appropriate to accomplish its duties under this Plan including, but not limited to, the power to:

(a)          designate the Eligible Employees who shall participate in the Plan;

(b)          maintain complete and accurate records of all Plan transactions and other data in the manner necessary for proper administration of the Plan;

(c)          adopt rules of procedure and regulations necessary for the proper and efficient administration of the Plan, provided the rules and regulations are not inconsistent with the terms of the Plan as set out herein. All rules and decisions of the Committee shall be uniformly and consistently applied to all Participants in similar circumstances;

(d)          enforce the terms of the Plan and the rules and regulations it adopts;

(e)          review claims and render decisions on claims for benefits under the Plan;

(f)          furnish the Company or the Participants, upon request, with information that the Company or the Participants may require for tax or other purposes;

(g)          employ agents, attorneys, accountants or other persons (who also may be employed by or represent the Company) for such purposes as the Committee considers necessary or desirable in connection with its duties hereunder; and

(h)          perform any and all other acts necessary or appropriate for the proper management and administration of the Plan.

Article IV

Eligibility

For each Performance Period, the Committee shall select the particular Eligible Employees to whom Incentive Compensation may be awarded for such Performance Period; with respect to Covered Employees, such determination shall be made within the first ninety (90) days of such Performance Period (and in the case of a Performance Period less than a Fiscal Year, such determination shall be made no later than the date that 25% of the Performance Period has elapsed). To the extent permitted by the Committee, Employees who participate in the Plan may also participate in other incentive or benefit plans of the Company or any Subsidiary. Notwithstanding any provision in this Plan to the contrary, the Committee may grant one or more Awards to an Eligible Employee at any time, and from time to time, and the Committee shall have the discretion to determine whether any such Award shall be a Short-Term Award, an Annual Award or a Long-Term Award.

Article V

Determination of Goals and Incentive Compensation

5.1        Establishment of Business Unit and Company Performance Goals.  No later than the ninetieth (90th) day of the Performance Period (and in the case of a Performance Period less than a Fiscal Year, such determination shall be made no later than the date that 25% of the Performance Period has elapsed), the Committee shall approve, as applicable, the following: (i) the Business Unit Performance Goals for the Performance Period, (ii) the Company Performance Goals for the Performance Period, (iii) the Threshold Achievement, Target Achievement, and Maximum Achievement levels for the Business Unit Performance Goals and Company Performance Goals for the Performance Period, (iv) with respect to each Participant, Incentive Compensation for achievement of Threshold Achievement, Target Achievement, and Maximum Achievement levels and the relative weighting of each Performance Goal in determining the Participant’s Incentive Compensation, and (v) a schedule setting forth the payout opportunity for Threshold Achievement, Target Achievement, and Maximum Achievement levels.

5.2        Categories of Business Unit Performance Goals.  The Business Unit Performance Goals, if any, established by the Committee for any Performance Period may differ among Participants and Business Units. For each Business Unit, any Business Unit Performance Goals shall be based on the performance of the Business Unit. Performance criteria for a Business Unit shall be related to the achievement of financial and operating objectives of the Business Unit, which, where applicable, shall be within the meaning of Code Section 162(m), and consist of one or more of any of the following criteria: annualized new recurring revenue; cash flow; cost; revenues; increased revenue; revenue budget growth; revenue ratios; customer growth; sales; ratio of debt to debt plus equity; net borrowing, credit quality or debt ratings; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; adjusted earnings before interest, taxes, depreciation and amortization; gross margin; earnings per share (whether on a pre-tax, after-tax, operational or other basis); earnings per share growth; operating earnings; capital expenditures; expenses or expense levels; expense controls; economic value added; ratio of operating earnings to capital spending or any other operating ratios; free cash flow; cash flow from operations; net profit; net sales; booked sales budget; net income; net asset value per share; the accomplishment of mergers, acquisitions, dispositions, public offerings or similar extraordinary business transactions; sales growth; price of the Company’s common stock; return on net assets, equity or stockholders’ equity; return on capital employed; return on invested capital; market share; total market value; inventory levels, inventory turn or shrinkage; stockholder value; total enterprise value; or total return to stockholders (“Performance Criteria”). Any Performance Criteria may be measured in absolute terms, relative to a peer group or index, relative to past performance, or as otherwise determined by the Committee. Any Performance Criteria may include or exclude (i) extraordinary, unusual and/or non-recurring items of gain or loss, (ii) gains or losses on the disposition of a business, (iii) changes in tax or accounting regulations or laws, or (iv) the effect of a merger or acquisition, as identified in the Company’s quarterly and annual earnings releases. In all other respects, Performance Criteria shall be calculated in accordance with the Company’s financial statements, under generally accepted accounting principles, or under a methodology established by the Committee which is consistently applied and identified in the audited financial statements, including footnotes, or the Management’s Discussion and Analysis of Financial Condition and Results of Operation section of the Company’s Annual Report on Form 10-K.

5.3        Company Performance Goals.  The Company Performance Goals, if any, established by the Committee for any Performance Period shall relate to the achievement of predetermined financial and operating objectives for the Company and its Subsidiaries on a consolidated basis, which, where applicable, shall be within the meaning of Code Section 162(m) and consist of one or more of any combination of the factors set forth in Section 5.2 above, as applied to the Company and its Subsidiaries on a consolidated basis. The Company Performance Goals may be established either on an absolute or on a per share basis reflecting dilution of shares as the Committee deems appropriate and, if the Committee so determines, net of or including cash dividends. The Company Performance Goals may also be established on a relative basis as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, a group of companies deemed by the Committee to be comparable to the Company.

5.4        Certification.  On or before March 15 of the year immediately following the end of the applicable Performance Period and following receipt of the independent auditor’s report, the Committee shall certify in writing and in compliance with the requirements of Treasury Regulation 1.162-27 (and successor regulations thereto) in the case of any Award intended to qualify under Code Section 162(m): (i) the extent to which each Business Unit achieved its Business Unit Performance Goals, if any, for the Performance Period, (ii) the extent to which the Company achieved its Company Performance Goals, if any, for the Performance Period, (iii) the calculation of the Participants’ Incentive Compensation, and (iv) the determination by the Committee of the amount of Incentive Compensation, if any, to be paid to each Participant for the Performance Period. In determining whether Performance Goals have been achieved and Incentive Compensation is payable for a given Performance Period, generally accepted accounting principles to the extent applicable to the

Performance Goal shall be applied on a basis consistent with prior periods, and such determinations shall be based on the calculations made by the Company and binding on each Participant. Approved minutes of the Committee meeting in which the certification required by this Section 5.4 is made shall be treated as written certification for purposes for this Section 5.4.

5.5        Award Based on Level of Achievement.  If Threshold Achievement is attained with respect to a Performance Goal, then the Incentive Compensation that may be paid to such Participant with respect to such Performance Goal shall be based on the Committee’s predetermined schedule (which may allow for interpolation between achievement levels).

5.6        Established Performance Periods and Performance Goals.  Appendix A, which shall, from time to time, be updated by the Committee for each Performance Period, sets forth (i) the Performance Goals established and approved by the Committee pursuant to this Article V with respect to the applicable Performance Period; (ii) the Threshold Achievement, Target Achievement, and Maximum Achievement levels for each Performance Criteria underlying the Performance Goals; and (iii) the payout schedules for the Incentive Compensation that may be paid to the Participant with respect to the achievement of the Performance Goals.

5.7        Limitation on Total Incentive Compensation.  Notwithstanding any provision to the contrary contained herein, the maximum Incentive Compensation payable to any Participant with respect to any single Award shall not exceed $5,000,000.

Article VI

Payment of Incentive Compensation

6.1        Form and Time of Payment.  Subject to the provisions of Sections 6.2 and 6.3 below and except as otherwise provided herein, a Participant’s Incentive Compensation for a Performance Period shall be paid in the calendar year immediately following the close of the year in which such Performance Period ends, following receipt of the independent auditor’s report, but no later than March 15 of such year. The payment shall be in the form of a cash lump sum payment.

6.2        Forfeiture Upon Termination Prior to End of Performance Period.  If a Participant’s employment with the Company and all of its Subsidiaries is terminated voluntarily by the Participant for any reason, or is terminated by his or her employer for any reason other than the death or Disability of the Participant, during a Performance Period, then such Participant will immediately forfeit any right to receive any Incentive Compensation hereunder for such Performance Period. Under such circumstances where the termination of employment occurs after the Performance Period has ended but prior to the date of actual payment, the Committee shall pay the Participant an amount not to exceed the amount set forth according to the terms of the Award.

6.3        Pro Rata Payment for Death or Disability; New Hires.

(a)        Death or Disability.  If during a Performance Period, a Participant’s employment is terminated by reason of the Participant’s death or Disability, then such Participant shall, if the Committee so determines, be eligible to receive pro rata portion of the Incentive Compensation that would have been payable to such Participant, if he or she had remained employed, based on the number of days worked during the Performance Period. Such Incentive Compensation shall be paid at the time and in the manner set forth in Section 6.1 hereof.

(b)        New Hires; Promotions.  Any individual who is newly-hired or becomes an Eligible Employee during a Performance Period and who is selected by the Committee to participate in the Plan shall be eligible to receive a pro rata portion of the Incentive Compensation to which he or she could have been entitled if he or she had been employed for the full Performance Period, based on the number of days during the Performance Period during which he or she is a Participant in the Plan and calculated on the basis of his or her Base Pay received for the Performance Period. Such Incentive Compensation shall be paid at the time and in the manner set forth in Section 6.1 hereof.

6.4        Recoupment for Restatements.  Notwithstanding any other language in this Plan, the Committee may recoup all or any portion of any Incentive Compensation paid to a Participant, in the event of a restatement of the Company’s financial statements to the extent that the amount of the Incentive Compensation would have been lower if the Company’s financial statements had been as restated.

6.5        Change in Control.  In the event of a Change in Control, the Company shall make a lump sum payment to each Participant equal to a prorated amount of any potential Incentive Compensation payable under any Award made to such Participant, calculated by multiplying the amount payable for Target Achievement by the percentage of the Performance Period completed prior to the Change in Control. In the event of such a lump sum payment, no further Incentive Compensation shall be payable under any such Award.

Article VII

Miscellaneous Provisions

7.1        Non-Assignability.   A Participant may not alienate, assign, pledge, encumber, transfer, sell or otherwise dispose of any rights or benefits awarded hereunder prior to the actual receipt thereof; and any attempt to alienate, assign, pledge, sell, transfer or assign prior to such receipt, or any levy, attachment, execution or similar process upon any such rights or benefits shall be null and void ab initio.

7.2        No Right To Continue In Employment.  Nothing in the Plan confers upon any Employee the right to continue in the employ of the Company or any Subsidiary, or interferes with or restricts in any way the right of the Company and its Subsidiaries to discharge any Employee at any time (subject to any contract rights of such Employee), including, without limitation, before or after the date such Participant is entitled to payment with respect to an Award.

7.3        Indemnification of Committee; No Duties; Waiver of Claims.  No member of the Committee, nor any officer or Employee of the Company acting with or on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all of the members of the Committee and each and any officer or Employee of the Company acting with or on their behalf shall be indemnified and protected by the Company in respect of any such action, determination, or interpretation to the fullest extent provided by law. Except to the extent required by any unwaiveable requirement under applicable law, no member of the Committee (and no officer, Employee or Affiliate of the Company) shall have any duties or liabilities, including without limitation any fiduciary duties, to any Participant (or any Person claiming by and through any Participant) as a result of this Plan, any Award or any Claim arising hereunder and, to the fullest extent permitted under applicable law, each Participant (as consideration for receiving and accepting an Award) irrevocably waives and releases any right or opportunity such Participant might have to assert (or participate or cooperate in) any Claim against any member of the Committee and any officer, Employee or Affiliate of the Company arising out of this Plan.

7.4        No Trust or Plan Funding.  The Company (and not any of its Affiliates) will be solely responsible for the payment of all amounts hereunder. The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any amounts hereunder. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and any Participant. No Participant, beneficiary, or other person shall have any interest in any particular assets of the Company (or any of its Affiliates) by reason of the right to receive any Incentive Compensation under the Plan. To the extent that any Participant acquires a right to receive any payment from the Company pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company.

7.5        Governing Law.  This Plan shall be construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflict of laws, and the rights and obligations created hereby shall be governed by the laws of the State of Delaware. The Participant’s sole remedy for any claim, liability or obligation of any nature, arising out of or relating to this Plan or an alleged breach of this Plan, or an Award (collectively, “Claims”) shall be against the Company, and no Participant shall have any claim or right of any nature against any Affiliate or any owner or existing or former director, officer or Employee of the Company or any Affiliate. The individuals and entities described above in this Section 7.5 (other than the Company) shall be third-party beneficiaries of this Plan for purposes of enforcing the terms of this Section 7.5.

7.6        Binding Effect.  This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participants, and their heirs, assigns, and personal representatives.

7.7        Construction of Plan.  The captions used in this Plan are for convenience only and shall not be construed in interpreting the Plan. Whenever the context so requires, the masculine shall include the feminine and neuter, and the singular shall also include the plural, and conversely.

7.8        Integrated Plan.  This Plan constitutes the final and complete expression of agreement with respect to the subject matter hereof.

7.9        Tax Requirements.  The Company (and, where applicable, its Subsidiaries) shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy applicable taxes required by law to be withheld with respect to any payment of any Incentive Compensation to a Participant.

7.10        Accounting of Compensation.  Unless otherwise specifically provided in such benefit plan, any amounts paid to a Participant hereunder shall not be treated as compensation paid to such Participant for the purposes of any other benefit plan.

7.11        Adjustments.  In the event of (a) any merger, reorganization, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights, offering, extraordinary dividend (including a spin-off), or other similar change affecting the Company’s common stock; (b) any purchase, acquisition, sale, or disposition of a significant amount of assets other than in the ordinary course of business, or of a significant business; (c) any change resulting from the accounting effects of discontinued operations, extraordinary income or loss, changes in accounting as determined under generally accepted accounting principles, or restatement of earnings; or (d) any charge or credit resulting from an item which is classified as “non-recurring,” “restructuring,” or similar unusual item on the Company’s audited financial statements which, in the case of (a) – (d), results in a change in the components of the calculations of any of the criteria upon which the Performance Goals are based, as established by the Committee, in each case with respect to the Company or any other entity whose performance is relevant to the achievement of any Performance Goal included in an Award, the Committee shall, without the consent of any affected Participant, amend or modify the terms of any outstanding Award that includes any Performance Goal based in whole or in part on the financial performance of the Company (or any Subsidiary or division thereof) or such other entity so as equitably to reflect such event or events, such that the criteria for evaluating such financial performance of the Company or such other entity (and the achievement of the corresponding Performance Goal) will be substantially the same (as determined by the Committee or the committee of the board of directors of the surviving corporation) following such event as prior to such event; provided, however, that the Committee shall not take any action pursuant to this Section which would constitute an impermissible exercise of discretion pursuant to Code Section 162(m).

Article VIII

Amendment or Discontinuance

Except as provided in Section 7.11, the Committee may at any time and from time to time, without the consent of the Participants, alter, amend, revise, suspend, or discontinue the Plan in whole or in part; provided that any amendment that modifies any pre-established Performance Goal for a Participant who is a Covered Employee (or his successor(s), as may be applicable) under this Plan with respect to any particular Performance Period may only be effected on or prior to that date which is ninety (90) days following the commencement of such Performance Period (and in the case of a Performance Period less than a Fiscal Year, such determination shall be made no later than the date that 25% of the Performance Period has elapsed). In addition, the Board shall have the power to discontinue the Plan in whole or in part and amend the Plan in any manner advisable in order for Incentive Compensation granted under the Plan to qualify as “performance-based” compensation under Code Section 162(m) (including amendments as a result of changes to Code Section 162(m) or the regulations thereunder to permit greater flexibility with respect to Incentive Compensation granted under the Plan).

Article IX

Effect of the Plan

Neither the adoption of this Plan nor any action of the Board or the Committee shall be deemed to give any Participant any right to be granted Incentive Compensation or any other rights. In addition, nothing contained in this Plan and no action taken pursuant to its provisions shall be construed to (a) give any Participant any right to any compensation, except as expressly provided herein; (b) be evidence of any agreement, contract or understanding, express or implied, that the Company or any Subsidiary will employ a Participant in any particular position; (c) give any Participant any right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations hereunder; or (d) create a trust of any kind or a fiduciary relationship between the Company and a Participant or any other person.

Article X

Code Section 409A Compliance

This Plan is intended to be exempt from or comply with Code Section 409A and shall be interpreted in a manner consistent with Code Section 409A and the treasury regulations and guidance issued thereunder. To the extent (i) any payment to which a Participant becomes entitled under this Plan in connection with the Participant’s termination of service with the Company (for reasons other than death) constitutes a payment of deferred compensation subject to Code Section 409A, and (ii) the Participant is deemed at the time of such termination to be a “specified employee” under Code Section 409A to whom the following provisions must apply, then such payment shall not be made or commence until the earliest of (A) the expiration of the six (6) month period measured from the date of Participant’s termination of service with the Company; or (B) the date of the Participant’s death following such termination of service. Upon the expiration of the applicable deferral period, any payment which would have otherwise been made during that period in the absence of this Article X shall be made to the Participant or the Participant’s beneficiary.

Article XI

Term

The effective date of this Plan shall be as of January 1, 2015, subject to stockholder approval. The material terms of this Plan shall be disclosed and submitted to the stockholders of the Company at the next annual meeting of stockholders and thereafter every five (5) years (unless earlier terminated) for approval in accordance with the requirements of Code Section 162(m). This Plan and any benefits granted hereunder shall be null and void if stockholder approval is not obtained at the applicable meeting of stockholders of the Company, and no award or payment of Incentive Compensation under this Plan to any Covered Employee shall be made unless such applicable stockholder approval is obtained. This Plan shall remain in effect until it is terminated by the Committee or the Board.

* * * * * * * *

AnnUAL meeTInG OF STOcKHOLDeRS OF PAYcOm SOFTwARe, Inc.

Date: May 5, 2015

Time: 11:00 a.m. (Central Daylight Time)

Place: Gaillardia, Salon C, 5300 Gaillardia Blvd., Oklahoma City, OK 73142

Please make your marks like this: Use dark black pencil or pen only

The Board of Directors recommends a vote FOR proposals 1, 2, 3 and 4.

1: The Election of Class II Directors Directors

For Withhold Recommend

01 Robert J. Levenson For

02 Frederick C. Peters II For

For Against Abstain

2: To approve the Paycom Software, Inc. For

Employee Stock Purchase Plan;

3: To approve the Paycom Software, Inc. For

Annual Incentive Plan; and

4: To ratify the appointment of Grant For

Thornton LLP as our independent

registered public accounting firm

for the year ending December 31, 2015.

To attend the meeting and vote your shares

in person, please mark this box.

Authorized Signatures—This section must be completed for your instructions to be executed.

Please Sign Here Please Date Above

Please Sign Here Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If shares are held in joint tenancy, all persons should sign. When signing as attorney, executor, administrator, trustee or other fiduciary, please include title as such. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Please separate carefully at the perforation and return just this portion in the envelope provided.

Annual Meeting of Stockholders of Paycom Software, Inc. to be held on Tuesday, May 5, 2015

This proxy is being solicited on behalf of the Board of Directors

VOTE BY:

InTeRneT

TeLePHOne

Call

Go To

866-217-7028

www.proxypush.com/PAYc

•	Cast your vote online.

OR

•	Use any touch-tone telephone.
•	View Meeting Documents.
•	Have your Proxy Card/Voting Instruction Form ready.
•	Follow the simple recorded instructions.

mAIL

OR • Mark, sign and date your Proxy Card/Voting Instruction Form.

•	Detach your Proxy Card/Voting Instruction Form.
•	Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints Chad Richison and Craig Boelte, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of common stock of Paycom Software, Inc., which the undersigned is entitled to vote as of the record date, March 17, 2015, at the Annual Meeting of Stockholders and any adjournment or postponement thereof, upon the matters specified herein and upon such other matters as may be properly brought before the meeting or any adjournment or postponement thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

IF THIS PROXY IS ReTURneD SIGneD, THe SHAReS RePReSenTeD BY THIS PROXY wILL Be VOTeD AS DIRecTeD OR, IF nO DIRecTIOn IS GIVen, SHAReS wILL Be VOTeD FOR ALL DIRecTOR nOmIneeS AnD FOR PROPOSALS 2, 3 AnD 4.

All votes must be received by 5:00 P.M., Eastern Time, May 4, 2015.

PROXY TABULATOR FOR PAYcOm SOFTwARe, Inc. P.O. BOX 8016 cARY, nc 27512-9903

EVENT #

CLIENT #

Proxy — Paycom Software, Inc.

Annual meeting of Stockholders may 5, 2015, 11:00 a.m. (central Daylight Time)

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Chad Richison and Craig Boelte (the “Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution and revocation, to vote all the shares of common stock of Paycom Software, Inc., a Delaware corporation (the “Company”), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at Gaillardia, Salon C, 5300 Gaillardia Blvd., Oklahoma City, OK 73142, on Tuesday, May 5, 2015 at 11:00 a.m. (CDT) and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all director nominees and “FOR” each other proposal. In their discretion, the named Proxies are authorized to vote upon such other matters that may properly come before the Annual meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (See ReVeRSe SIDe) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The named Proxies cannot vote your shares unless you sign and return this card.

Please separate carefully at the perforation and return just this portion in the envelope provided.